Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
AMONG
MEDTRONIC, INC.,
PILGRIM MERGER CORPORATION
and
ATS MEDICAL, INC.
Dated as of April 28, 2010

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Page
Section 8.09. Certain Definitions	49
Section 8.10. Interpretation	51

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Glossary of Defined Terms

Defined Terms	Defined in Section
1987 Plan	Section 2.04(a)
2000 Plan	Section 2.04(a)
2025 Notes	Section 3.02(a)
3F Agreement	Section 5.19
409A Authorities	Section 3.09(p)
Acquisition Proposal	Section 5.02(g)(i)
Affiliate	Section 8.09(a)
Aggregate Consideration	Section 8.09(l)
Agreement	Preamble
AJCA	Section 3.09(p)
Alternative Per Share Consideration	Section 8.09(l)
Alternative Transaction	Section 7.03(b)
Anti-Bribery Laws	Section 3.20
Associate	Section 8.09(a)
beneficial ownership	Section 8.09(b)
Book-Entry Shares	Section 2.02(b)
Business Day	Section 8.09(c)
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Common Interest Agreement	Section 8.09(o)
Company	Preamble
Company Acquisition Agreement	Section 7.03(b)(i)
Company Employees	Section 5.07(a)
Company ESPP	Section 5.16(a)
Company Financial Advisor	Section 3.08
Company Intellectual Property	Section 3.14(b)
Company Partner	Section 3.17(b)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 8.09(n)
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Effective Time	Section 1.02
End Date	Section 8.09(d)
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(b)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04
Existing Restricted Stock Units	Section 2.04(b)
Existing Stock Options	Section 2.04(a)
Existing Warrants	Section 2.04(c)
FDA	Section 3.17(a)
FDCA	Section 3.17(f)
Fee	Section 8.09(f)
Foreign Antitrust Laws	Section 3.04
GAAP	Section 3.05(b)
Governmental Entity	Section 3.04
Government Official	Section 8.09(p)
Hazardous Materials	Section 3.13(d)(iii)
HSR Act	Section 3.04
Indemnified Person	Section 5.06(a)
Indenture	Section 3.04
Intellectual Property	Section 3.14(a)
Intervening Event	Section 5.02(e)(i)

Defined Terms	Defined in Section
knowledge	Section 8.09(g)
Laws	Section 3.12
Licensed Intellectual Property	Section 3.16(a)(iv)
Material Adverse Effect	Section 8.09(h)
Material Contract	Section 3.16(a)
MBCA	Recitals
Medical Device	Section 3.17(f)
Merger	Section 1.01
Merger Consideration	Section 8.09(k)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	Section 3.09(p)
Notice Period	Section 5.02(e)(i)
Notice of Superior Proposal	Section 5.02(e)(ii)
OFAC	Section 3.25
OFAC Regulations	Section 3.25
Parent	Preamble
Parent Benefit Plan	Section 5.07(a)
Parent Expenses	Section 7.03(b)(ii)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Person	Section 8.09(i)
Plans	Section 3.09(a)
Potential Acquirer	Section 5.02(b)
Preliminary Proxy Statement	Section 5.09
Proceeding	Section 3.17(i)
Program	Section 3.17(i)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.15(b)
Recommendation Change	Section 5.02(e)
Registered Intellectual Property	Section 3.14(b)
Release	Section 3.13(d)(iv)
Remaining Jurisdictions	Section 8.09(e)
Reported Matters	Section 3.18
Sanctions Target	Section 3.25
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
SEC Reports	Section 3.05(a)
Securities Act	Section 3.02(a)
Share	Section 1.06
Special Committee	Section 3.03(b)
Special Meeting	Section 5.04
Stock Plans	Section 2.04(a)
Subsidiary	Section 8.09(j)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(g)(ii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.24
Tax	Section 3.11(l)
Third Party Expenses	Section 8.09(m)
Voting Agreements	Recitals
WARN Act	Section 3.09(o)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 28, 2010, and is among Medtronic, Inc., a Minnesota corporation (“Parent”), Pilgrim Merger Corporation, a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ATS Medical, Inc., a Minnesota corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its shareholders;
     WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s shareholders approve this Agreement as the “plan of merger” (as described in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”)) for the merger contemplated by this Agreement;
     WHEREAS, the Board of Directors of Merger Sub has approved the execution of this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its shareholder;
     WHEREAS, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company’s shareholders listed on Exhibit A to this Agreement are entering into voting agreements (the “Voting Agreements”) with the Merger Sub of even date herewith covering a total of 15,673,095 shares outstanding; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Article I
THE MERGER
     Section 1.01. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the MBCA, Merger Sub shall be merged with and into the Company (the “Merger”) on (i) the later of (A) the fifth Business Day (as defined below) following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, if permissible, waiver, at the Closing), or (B) if Merger Sub or Parent identifies an event or circumstance that constitutes or would be reasonably likely to result in a violation of any Anti-Bribery Law (as defined in Section 3.20), the tenth Business Day after Merger Sub or Parent identifies such likely violation, or (ii) on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Medtronic ATS Medical, Inc.” and shall continue its existence under the Laws (as defined below) of the State of Minnesota. In connection with the Merger, the separate corporate existence of Merger Sub shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Merger Sub, with Merger

Sub continuing as the Surviving Corporation; provided, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, to the extent such breach results from such election by Parent.
     Section 1.02. Consummation of the Merger. On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota duly executed articles of merger, as required by the MBCA, which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the “Closing”) will be held at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time”.
     Section 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA.
     Section 1.04. Articles of Incorporation and Bylaws. The Articles of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in their entirety to read as the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is Medtronic ATS Medical, Inc.” and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.
     Section 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.
     Section 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below), which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax (as defined below)) equal to the Merger Consideration (as defined below) without interest, upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.
     Section 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

     Section 1.08. Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
     Section 1.09. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
Article II
DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS
     Section 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time that are held of record or beneficially owned by a Person (as defined below) who has properly exercised and preserved and perfected dissenters’ rights with respect to such Shares under Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration for such Shares, but instead will be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA unless and until such Person effectively withdraws or loses such Person’s right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such Person effectively withdraws or loses such right, then each such Dissenting Share held of record or beneficially owned by such Person will thereupon be treated as if it had been converted, at the Effective Time, into the right to receive the Merger Consideration, without interest. After the Effective Time, the Surviving Corporation will comply with all applicable provisions of the MBCA with respect to the Dissenting Shares. The Company will give Parent (a) prompt notice upon receipt by the Company at any time before the Effective Time of any written notice of intent to demand the fair value of any shares of Company common stock under Section 302A.473 of the MBCA and any withdrawal of any such notice and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters’ rights. The Company will not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
     Section 2.02. Payment for Shares. (a) From time to time, as necessary, at or following the Effective Time, Parent will, or will cause the Surviving Corporation to, deposit or cause to be deposited with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses that result in the amount of funds in the Payment Fund being insufficient to pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.
     (b) As of or promptly following the Effective Time, and in any event within five (5) Business Days after the later of the Effective Time or the date on which the Company’s transfer agent has provided the Paying Agent with a list, as of immediately prior to the Effective Time, of the names and addresses of the Company’s shareholders in electronic format customarily used by commercial transfer and paying agents, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares surrendered are registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (or, in the case of Book-Entry Shares, that such documentation as may be reasonably requested by the Paying Agent is provided) and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or represented by such Book-Entry Shares, without any interest thereon. The Paying Agent shall accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal practices.
     (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

     (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     Section 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.
     Section 2.04. Existing Stock Options, Restricted Stock Units and Warrants. (a) Each option to purchase Shares (“Existing Stock Options”) granted by the Company or any of its Subsidiaries pursuant to the terms of the Company’s 1987 Stock Option and Stock Award Plan, as restated (the “1987 Plan”) or the Company’s 2000 Stock Incentive Plan, as amended (the “2000 Plan” and, together with the 1987 Plan, the “Stock Plans”), or that is otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares subject to such Existing Stock Option as of the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Stock Option, less applicable withholding taxes, if any, required to be withheld with respect to such payment.
     (b) Each restricted stock unit (“Existing Restricted Stock Units”) granted by the Company or any of its Subsidiaries pursuant to the terms of the Company’s Stock Plans or that is otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares represented by such Existing Restricted Stock Unit as of the Effective Time, multiplied by (y) the Merger Consideration, less applicable withholding taxes, if any, required to be withheld with respect to such payment.
     (c) Each warrant to purchase Shares (“Existing Warrants”) outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive, upon exercise of the warrants required to be delivered pursuant to Section 5.19 following the Effective Time, an amount payable in cash equal to the product of (x) the total number of Shares with respect to which such Existing Warrant was exercisable as of immediately prior to the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Warrant as of immediately prior to the Effective Time, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject, in the case of each representation and warranty in this Article III, to Section 8.01(b), and except, with respect to any Section of this Article III, (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Disclosure Letter if the applicability of such disclosure to such Section of this Article III is reasonably apparent on its face) and (ii) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC (as defined below) or furnished by the Company to the SEC, in each case publicly available on EDGAR, on or after December 31, 2009 and at least five Business Days prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement and such disclosure is reasonably apparent on its face to relate to such Section of Article III below), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:
     Section 3.01. Organization and Qualification. Section 3.01 of the Disclosure Letter lists each Subsidiary of the Company. The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company has heretofore made available to Parent true, correct and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Except as set forth in Section 3.01 of the Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.
     Section 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 150,000,000 shares, par value $0.01 per share. None of the Company’s authorized shares have been designated as other than Common Stock. As of the close of business on April 28, 2010, 78,944,469 Shares were issued and outstanding, no shares of capital stock of the Company other than the Shares were issued and outstanding, and no Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 2,607,200 Shares, outstanding Existing Warrants to purchase an aggregate of 6,147,192 Shares, outstanding Existing Restricted Stock Units representing an aggregate 5,310,398 Shares, and there were no stock appreciation rights, performance awards, or other stock-based awards granted under the Stock Plans outstanding. Furthermore, as of such date, the Company’s 6% Convertible Senior Notes due 2025 (the “2025 Notes”) in an aggregate principal amount of $22,400,000 were outstanding. The Company has the right to call all of the outstanding 2025 Notes for redemption at a redemption price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date of redemption, at any time from the date of this Agreement until the maturity date of the 2025 Notes. The 2025 Notes are convertible only into the common stock of the Company and are not, until the Effective Time, convertible by the holders thereof into common stock of the Company at any price other than a Conversion Price (as such term is defined in the 2025 Notes) of $4.20. Since the close of business on April 28, 2010, the Company has not issued any Shares, has not granted any options, restricted stock, restricted stock units, stock appreciation rights, other stock-based awards, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Existing Stock Option, Existing Restricted Stock Unit and Existing Warrant, the name of each holder thereof, the number of outstanding Existing Stock Options, Existing Restricted Stock Units and Existing Warrants held by such holder, the grant date of each such Existing Stock Option, Existing Restricted Stock Unit and Existing Warrant, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and Existing Warrant, the number of Shares represented by each Existing Restricted Stock Unit, and, as applicable, the corresponding exercise price and vesting schedule for each outstanding Existing Stock Option, Existing Restricted Stock Unit and Existing Warrant, and the plan pursuant to which each such Existing Stock Option was granted. Except for the Existing Stock Options, Existing Restricted Stock Units, Existing Warrants and the 2025 Notes and except as set forth in Section 3.02(a) of the Disclosure Letter, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights, promissory notes or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws. Any cancellation, re-grant or other re-pricing or amendment transaction, with respect to options or other rights to purchase Shares, was properly authorized and conducted in accordance with all applicable laws and regulations, including rules of the National Association of Securities Dealers and Financial Industry Regulatory Authority and applicable securities laws.
     (b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.
     (c) The Company’s past and current stock option and restricted stock unit grant practices (i) complied with the terms of the Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP (as defined below) in the Company’s financial statements set forth in the Company SEC Reports (as defined below), and (iii) with respect to stock options, have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. The Company has no ongoing internal review of its past and current stock option practice and has disclosed to Parent the results of any such review completed since December 31, 2007.
     Section 3.03. Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     (b) A committee of disinterested directors of the Company’s Board of Directors (the “Special Committee”) has unanimously adopted resolutions approving, including without limitation for purposes of Section 302A.673 of the MBCA, this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreements. The Company’s Board of Directors (at a meeting or meetings duly called and held) has, upon the unanimous recommendation of the Special Committee, unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company, and (iv) assuming the accuracy of Parent’s representations in Section 4.06, together with any necessary actions taken by the Special Committee, taken all necessary steps to render the restrictions on takeovers, business combinations, control share acquisitions, fair prices, moratorium or similar provisions contained in Sections 302A.671 and 302A.673 of the MBCA inapplicable to this Agreement, the Merger, the Voting Agreements or the other transactions contemplated by this Agreement.
     Section 3.04. Consents and Approvals; No Violation. Except as set forth in Section 3.04 of the Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby (including, without limitation, the redemption of the 2025 Notes in accordance with the Indenture, dated as of October 7, 2005, between the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which the 2025 Notes were issued (the “Indenture”) will (a) violate or conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority (including the FDA), agency,commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the MBCA or (iv) the applicable requirements of the NASDAQ Global Market, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any permit, certificate, note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries (other than one created by Parent or Merger Sub) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.
     Section 3.05. Reports; Financial Statements. (a) Except as set forth in Section 3.05(a) of the Disclosure Letter, since January 1, 2007, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) (“SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2007 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
     (b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes. Except as set forth in Section 3.05(b) of the Disclosure Letter, the unaudited consolidated financial statements (including the related notes thereto) of the Company for the quarterly period ended April 3, 2010, when finalized and filed in the Company’s Form 10-Q for the quarterly period ended April 3, 2010, will not differ in any material respect (except for the inclusion of additional, consistent information) from the draft set forth in Section 3.05(b) of the Disclosure Letter, and the contents of such Form 10-Q will not be inconsistent in any material respect with the Company’s press releases containing preliminary results for such quarterly period.
     (c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009 and the description of such assessment set forth in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is accurate in all material respects. Except as set forth in Section 3.05(c) of the Disclosure Letter, the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(c) of the Disclosure Letter. As of the date hereof, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.
     (d) Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of United States federal or state securities laws, material breach of fiduciary duty arising under United States federal or state law, or similar material violation of any United States federal or state law by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any of the officers listed on Section 8.09(g) of the Disclosure Letter.
     (e) Except as set forth in Section 3.05(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof, (ii) incurred in connection with the transactions contemplated hereby or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2009.

     Section 3.06. Absence of Certain Changes. Except as set forth in Section 3.06 of the Disclosure Letter, since December 31, 2009 (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of (i) paragraphs (b), (c), (e), (f), (g), (h), (j), (r), (s), (t) of Section 5.01 of this Agreement and (ii) paragraph (v) of Section 5.01 of this Agreement, but only insofar as such paragraph (v) relates to the paragraphs set forth in the preceding clause (i) of this Section 3.06.
     Section 3.07. Proxy Statement. The letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing the definitive Proxy Statement with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements or omissions included in the Proxy Statement based upon information supplied in writing by Parent, Merger Sub or any Affiliate (as defined below) of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
     Section 3.08. Brokers; Certain Expenses. Except as set forth in Section 3.08 of the Disclosure Letter, no broker, finder, investment banker or financial advisor is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees; provided, however, notwithstanding anything in this Agreement to the contrary, Parent understands and agrees that the Company shall be permitted to engage a second financial advisor if the Company’s Board of Directors determines in good faith in connection with an Acquisition Proposal (as defined below) that J.P. Morgan Securities Inc. (the “Company Financial Advisor”) has a conflict of interest and, taking into account the advice of outside counsel to the Company, such engagement is necessary in connection with satisfaction of the Board of Directors’ fiduciary duties to the shareholders of the Company.
     Section 3.09. Employee Benefit Matters / Employees. (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute or any other liability (the “Plans”). Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement (or if the Plan is not a written Plan, a description thereof); (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description;

(iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity made within the past three years; (vii) all amendments or modifications to any such documents; and (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.
     (b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all liabilities of the Company or any of its Subsidiaries which have not been paid are properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company (except for such liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company’s most recent financial statements), (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code utilizes a prototype plan document for which the sponsor of the prototype document has received a favorable opinion letter from the Internal Revenue Service approving the prototype document or has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.
     (c) Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title IV or Section 302 of ERISA or Section 412 of the Code and to the knowledge of the Company no condition exists that could cause the Company or any ERISA Affiliate of the Company, or after the Effective Time, Parent or any of its Affiliates, to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due).
     (d) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as defined in Section 413 of the Code); (ii) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (iii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived; and (iv) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any such plan pursuant to Section 401(a)(29) of the Code.
     (e) To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.
     (f) Except as set forth in Section 3.09(f) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G or Section 162(m) of the Code.
     (g) Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.
     (h) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.
     (i) Neither the Company nor any of its Subsidiaries has disseminated to any current or former employee or any individual who is likely to become an employee any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.
     (j) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five years.
     (k) As of the close of business on the third Business Day immediately preceding the date hereof, no current employee having annual total compensation of more than $100,000 has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.
     (l) With respect to each open workers compensation claim exceeding $25,000 involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee. To the knowledge of the Company, no circumstances exist that are reasonably likely to result in any other workers compensation claims exceeding $50,000 (individually or in the aggregate) against the Company or any of its Subsidiaries.
     (m) The Company and each of its Subsidiaries is in material compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.
     (n) There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:
     (i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;
     (ii) the United Staftes Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;
     (iii) the Occupational Safety and Health Administration or any other state of local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and
     (iv) the Office of Federal Contract Compliance or any corresponding state agency.
     (o) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.
     (p) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code and the notices, regulations, and other guidance of general applicability issued thereunder (together, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.
     Section 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Letter, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, audit, inquiry or action pending, or, to the knowledge of the Company, threatened, against or relating to the Company, any of its Subsidiaries or, to the knowledge of the Company, any product of the Company or its Subsidiaries. None of the threatened or pending claims, actions, suits, litigations, proceedings, or governmental or administrative investigations, audits, inquiries or actions set forth in Section 3.10 of the Disclosure Letter would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.
     Section 3.11. Tax Matters. (a) The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid (taking account of extensions to file that have been properly obtained) all Taxes attributable to the Company or any of its Subsidiaries that were required to be paid regardless of whether shown on such returns.
     (b) The Company and each of its Subsidiaries have made adequate provisions in accordance with United States GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
     (c) Except as set forth in Section 3.11(c) of the Disclosure Letter, since January 1, 2005, no consolidated federal income Tax return of the Company has been audited or is the subject of a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law). There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and, to the knowledge of the Company, no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes is pending or expected to be initiated by any taxing authority. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.
     (d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).
     (e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).
     (f) There is no contract or agreement in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any Person that is not currently a member of the affiliated group of corporations (within the meaning of section 1504 of the Code) of which the Company is the common parent.
     (g) Except as set forth in Section 3.11(g) of the Disclosure Letter, no claim has been made in writing during the three-year period ending on the date hereof by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.

     (h) Neither the Company nor any of its Subsidiaries has executed any closing agreement during the three-year period ending on the date hereof pursuant to Section 7121 of the Code or any predecessor provision thereof.
     (i) To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
     (j) None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).
     (k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two years.
     (l) For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, including information reporting penalties, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state county, provincial or local government or subdivision or agency thereof.
     Section 3.12. Compliance with Law; No Default; Permits. Except as set forth in Section 3.12 of the Disclosure Letter, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2007, in conflict with, in default with respect to or in violation of, in any material respect, (i) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; (b) the Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit; and (d) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits.
     Section 3.13. Environmental Matters. (a) Except as set forth in Section 3.13(a) of the Disclosure Letter, each of the Company and its Subsidiaries is, and has been at all times since January 1, 2007, in compliance in all material respects with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any real property currently operated, or, to the knowledge of the Company, any real property formerly owned or operated by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any material outstanding liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring material Environmental Liabilities. Neither the Company nor any of its Subsidiaries has caused or contributed to a material Release of Hazardous Materials on any property currently or formerly operated or leased by, or, to the knowledge of the Company, formerly owned by the Company or any of its Subsidiaries that has not been remediated or otherwise addressed in compliance with all applicable Environmental Laws.
     (b) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no action pending or, to the knowledge of the Company, investigation underway or action threatened against the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property operated or leased by the Company or any of its Subsidiaries.
     (c) To the knowledge of the Company, no real property currently operated or leased by the Company or any of its Subsidiaries, nor any Company product, contains any Hazardous Materials in violation of any applicable Environmental Law.
     (d) For purposes of the Agreement:
     (i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the disposal, handling, or recycling of waste materials, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
     (ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

     (iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.
     (iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or into the environment.
     Section 3.14. Intellectual Property.
     (a) “Intellectual Property” shall mean any or all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including without limitation: (i) all United States and foreign patents and United States, international and foreign applications therefor, including any and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, contributions or continuations-in-part through one or more intervening applications; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation in any form or media relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all databases and data collections and all rights therein throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (vii) all domain names, uniform resource locators, and other names and locators associated with the internet.
     (b) Section 3.14(b) of the Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by or exclusively licensed to the Company that is issued, registered or subject to an application for patent or other registration in any jurisdiction throughout the world (“Registered Intellectual Property”), or that is a material unregistered trademark or copyright, together with: the name of the applicant/registrant and current owners; the applicable jurisdiction; and any application or registration number (collectively “Company Intellectual Property”). With respect to such Registered Intellectual Property that is owned and covers a patent or trademark, the Company has a clear, recorded chain of title in the patent or trademark office of each country in which such Intellectual Property is located. Except as otherwise indicated, the Company is the sole and exclusive owner of all owned Registered Intellectual Property, free and clear of any liens. To the knowledge of the Company, all owned Registered Intellectual Property is valid and enforceable. Company and its Subsidiaries have no knowledge of any facts that could give rise to a claim that the owned Registered Intellectual Property is invalid or unenforceable, and Company and its Subsidiaries have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any owned Registered Intellectual Property or preclude its enforceability. The Company has received no notice from any third party challenging the validity, enforceability or ownership of any owned Registered Intellectual Property, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.
     (c) The Intellectual Property owned by Company and its Subsidiaries, together with the Licensed Intellectual Property (as defined in Section 3.16), constitutes all material Intellectual Property used in or necessary for the operation of their businesses as currently conducted; provided that this

Section 3.14(c) shall not be viewed as extending the scope of any representation and warranty in clause 3.14(d) below.
     (d) Except as set forth in Section 3.14(d) of the Disclosure Letter, to the knowledge of the Company, the operation of the business of the Company and each of its Subsidiaries, including their products and services, does not in any material respect infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries have received any notice from any third party as of the date hereof (including “invitations” to take a license), and, to the knowledge of the Company, there is no other assertion or threat from any third party, nor any reasonable basis therefor, that the operation of the business of the Company or any of its Subsidiaries, or any of their products or services, in any material respect infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property that remains pending.
     (e) Except as set forth in Section 3.14(e) of the Disclosure Letter, to the knowledge of the Company, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries. Neither the Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to their Intellectual Property against any third party.
     (f) The Company and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. Except as set forth in Section 3.14(f) of the Disclosure Letter, the Intellectual Property owned by the Company and its Subsidiaries was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of such Intellectual Property, and such Intellectual Property is not subject to any consortia agreement.
     (g) The Company and each of its Subsidiaries has taken commercially reasonable and appropriate steps to protect and maintain its material Intellectual Property, including as it relates to trade secrets, and to the knowledge of the Company there are no material unauthorized uses or disclosures of any such Intellectual Property. Since January 1, 2007, Company and each of its Subsidiaries has secured, and has a policy to secure, valid written confidentiality agreements and assignments of Intellectual Property from all consultants, contractors, and employees who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of the Company or its Subsidiaries.
     (h) To the knowledge of the Company, the consummation of this transaction will not entitle any third party to impose any restriction upon, obtain any rights to, or receive any compensation based on, any existing Intellectual Property of the Parent, not alter or impair the Company or its Subsidiaries’ rights in or to any material Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries.
     Section 3.15. Real Property. (a) Neither the Company nor any of its Subsidiaries owns any real property.
     (b) Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property

Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of December 31, 2009 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and each of its Subsidiaries has sufficient title to or other interest in all other assets necessary to conduct its business as currently conducted.
     Section 3.16. Material Contracts. (a) Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub (or outside counsel) true, correct and complete (subject to any redactions made pursuant to a request for confidential treatment granted by the SEC) copies of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property), leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:
     (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;
     (ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be cancelled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of 60 days or less or (C) to enforce its rights under any contract, agreement or applicable Law, including any covenant not to sue;
     (iii) provides for or governs, in writing, the formation, creation, operation, management or control of any partnership or joint venture;
     (iv) involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party (other than off-the-shelf or commercially available software) (the “Licensed Intellectual Property”) or (B) the joint development of products or technology with a third party;

     (v) involves the license by the Company or any of its Subsidiaries of any of its Intellectual Property to any third party (other than as ancillary to a sale of products or services to customers);
     (vi) constitutes a material manufacturing, supply, distribution or marketing agreement or contains a covenant not to sue with a third party;
     (vii) contains a cross-license of Intellectual Property with a third party;
     (viii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;
     (ix) other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness for borrowed money having an outstanding principal amount in excess of $100,000 or (B) conditional sale arrangements, or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract exceeding $100,000;
     (x) was entered into after December 31, 2009, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;
     (xi) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $25,000 in any one year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice;
     (xii) is with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations or (y) any “earn-out”, “milestone” or other contingent payment obligations;
     (xiii) involves the supply of any materials used in connection with the manufacture, or relates to the distribution of, any of the Company’s products;
     (xiv) is with a Governmental Entity or Government Official and that, in either case, is material to the Company and its Subsidiaries, taken as a whole;
     (xv) is entered into between any director or executive officer of the Company (or any of their Affiliates or Associates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand; or
     (xvi) is with a health care provider or health care organization.
Each contract of the type described in clauses (i) through (xvi) (including each of the noncompetition agreements entered into by certain employees of the Company in connection herewith) above is referred to herein as a “Material Contract”.
     (b) Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. The Company and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.
     Section 3.17. Regulatory Compliance.
     (a) Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”) or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge that the FDA or any other Governmental Entity is considering such action.
     (b) All material reports, documents, claims, Permits and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Entity by the Company, its Subsidiaries, or, to the knowledge of the Company, any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices (as defined below) pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) have been so filed, maintained or furnished by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Partners, as applicable. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing) and remain complete and accurate.
     (c) Except as set forth in Section 3.17(c) of the Disclosure Letter, none of the Company, its Subsidiaries or, to the knowledge of the Company, any Company Partner, has, since January 1, 2007, received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.
     (d) No Permit issued to the Company, its Subsidiaries, or, to the knowledge of the Company, any Company Partner, by the FDA or any other Governmental Entity has, since January 1, 2007, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (e) All preclinical animal testing and clinical trials and studies being funded or conducted by, at the request of or on behalf of the Company, its Subsidiaries, or a Company Partner are listed on Section 3.17(e) of the Disclosure Letter and, to the knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. The descriptions of the studies, tests and preclinical and clinical trials listed on Section 3.17(e) of the Disclosure Letter, including the related results and regulatory status are accurate and complete in all material respects. Each such study listed in Part II of Section 3.17(e) of the Disclosure Letter has been conducted using clinical practices sufficient to allow the resulting data to be included in the Company’s regulatory filings, and, to the knowledge of the Company, there is nothing included in such data that the Company believes would cause any such regulatory submission to be disallowed or delayed or that the Company believes would indicate that the relevant product will not perform as intended. If any data from the study listed at item 9 of Section 3.17(e) of the Disclosure Letter is necessary to be filed with any Governmental Entity in connection with any regulatory submission, the inclusion of such data will not have a material negative effect on such regulatory submission. The study listed at item 6 of Section 3.17(e) of the Disclosure Letter was initially designed such that the data therefrom could be used, but the resulting data is not intended to be used, in regulatory submissions for such product. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2007 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (f) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, tested, distributed, promoted or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), is being or has been developed, manufactured, tested, distributed, promoted and marketed in compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements and all other applicable Laws. The Company maintains accurate and reasonably complete documentation showing that components supplied to the Company are manufactured in accordance with the Company’s specifications therefor. The processes used to produce the Company’s products are completely and accurately, in each case in all material respects, described in documents maintained by the Company, and such documents have been made available to the Parent. To the knowledge of the Company, such processes are adequate to ensure that commercial quantities of the Company’s products will conform to the specifications established therefor and will be, in all material respects: (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy levels.
     (g) Except as set forth in Section 3.17(g) of the Disclosure Letter, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.
     (h) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (i) withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) enjoin manufacture or distribution of any Medical Device, or restrict the promotion of any Medical Device in the manner currently conducted by the Company and its Subsidiaries, (iii) enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale, or (iv) investigate the Company or its products or its practices related thereto.

     (i) Except as set forth in Section 3.17(i) of the Disclosure Letter, the Company and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), Stark Law (42 U.S.C. §1395nn), Federal False Claims Act (31 U.S.C. §3729 et. seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates.
     Section 3.18. Insurance. Section 3.18 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. Except to the extent set forth on Section 3.18 of the Disclosure Letter, the matters listed on Section 3.10 of the Disclosure Letter under the heading “Reported Matters” have been accepted by the Company’s insurer for coverage.
     Section 3.19. Customers and Suppliers. Section 3.19 of the Disclosure Letter contains a true and complete list of the ten largest suppliers of the Company for the twelve month period ended December 31, 2009. Except as set forth in Section 3.19 of the Disclosure Letter, since December 31, 2008, there has not been any material adverse change in the business relationship of the Company or its applicable Subsidiary with (i) any of the Company’s ten largest customers, value-added resellers and distributors, for the twelve-month period ended December 31, 2009, or (ii) any of the Company’s ten largest suppliers, in order of dollar volume, for the twelve-month period ended December 31, 2009, or (iii) any of the Company’s suppliers of goods or services that are not immediately available in commercial quantities and on similar terms from an alternative reliable and qualified source. Neither the Company nor any Subsidiary of the Company has received any written notice that (x) any such customer, value-added reseller, distributor or supplier has any intention to terminate or materially modify existing contracts with the Company or its applicable Subsidiary or (y) any such supplier (A) expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any Company product, or (B) will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary of the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and such Subsidiaries, subject only to general and customary price increases.
     Section 3.20. Questionable Payments. Except as set forth in Section 3.20 of the Disclosure Letter, to the Company’s knowledge, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents, employees, consultants, or distributors) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Official or employee, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company or any of its Subsidiaries to be in violation of any applicable Anti-Bribery Law.
     Section 3.21. Related Party Transactions. Except as set forth in Section 3.21 of the Disclosure Letter, no current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC, including any financial statements or schedules included or incorporated by reference therein, is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under United States federal securities laws.
     Section 3.22. Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.
     Section 3.23. Required Vote of Company Shareholders. The only vote of the shareholders of the Company required to approve this Agreement and the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares in favor of this Agreement. No other vote of the shareholders of the Company is required by Law, the Articles of Incorporation or Bylaws of the Company or otherwise to approve this Agreement and the Merger.
     Section 3.24. State Takeover Statutes Inapplicable; Rights Agreement. The Board of Directors of the Company and all committees of the Board of Directors of the Company (including a committee of disinterested directors of the Company’s Board of Directors as contemplated by Section 302A.673 of the MBCA) have taken all action necessary so that (assuming Section 4.06 is correct) Sections 302A.671 and 302A.673 of the MBCA are inapplicable to, and to the knowledge of the Company no other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) are applicable to, the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or shareholder rights plan.
     Section 3.25. OFAC / Export Control Provision. Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the SDN List) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); or (ii) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). Neither the Company nor any of its Subsidiaries is, directly or indirectly, owned or controlled by, or under common control with, or, to the knowledge of the Company, acting for the benefit of or on behalf of any Sanctions Target. Neither the Company nor any of its Subsidiaries is located in or incorporated in Iran, Sudan, Syria, Cuba, Burma or North Korea. The Company and its Subsidiaries have materially complied, and are in material compliance, with all national and international laws, statutes, orders, rules, regulations and requirement promulgated by any governmental or other authorities with regard to the exportation of goods, technology or software. Specifically, neither the Company nor any of its Subsidiaries has, during the past five years, exported or reexported any goods or technology or software in any manner that violates any applicable national or international export control regulations or sanctions, including, but not limited to, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, and the OFAC Regulations.
Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Subject to Section 8.01(c), Parent and Merger Sub represent and warrant to the Company as follows:
     Section 4.01. Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.
     Section 4.02. Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.
     Section 4.03. Proxy Statement. None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement will, at the date of filing the definitive Proxy Statement with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.
     Section 4.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the MBCA, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.
     Section 4.05. Litigation. As of the date hereof, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.
     Section 4.06. Interested Shareholder. Provided that a committee of the Board of the Directors of the Company consisting solely of disinterested directors has approved the Voting Agreements prior to the execution of such agreements pursuant to the provisions of Section 302A.673 of the MBCA, neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested shareholder” of the Company, as such term is defined in Section 302A.011 of the MBCA.
     Section 4.07. Sufficient Funds. Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated pursuant to Sections 1.06 and 2.04.
     Section 4.08. Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.
Article V
COVENANTS AND AGREEMENTS
     Section 5.01. Conduct of Business of the Company. Except as expressly provided for by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice and in compliance in all material respects with applicable Laws, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent, in the case of paragraph (d)(iii) or (iv), (e), (o) or (v) (solely to the extent such paragraph (v) relates to paragraphs (d)(iii) or (iv), (e) or (o)) shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:
     (a) except as set forth in Section 5.01(a) of the Disclosure Letter, issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities (or, in each case, the economic equivalent thereof), other than Shares issuable upon exercise of the Existing Stock Options or Existing Warrants, upon conversion of the 2025 Notes, or pursuant to any other awards under the Stock Plans disclosed in Section 3.02(a) hereof and outstanding on the date hereof;
     (b) except as set forth in Section 5.01(b) of the Disclosure Letter, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;
     (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);
     (d) except as set forth in Section 5.01(d) of the Disclosure Letter, (i) make any acquisition or disposition or cause any acquisition or disposition to be made, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, except for purchases or sales of supplies, raw materials, inventory or products made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into a Material Contract or amend in any material respect or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract or noncompetition agreement with any of the Company’s employees, (iv) purchase or otherwise cause to be issued any insurance policy in favor of the Company or any of its Subsidiaries (except for the insurance policies specified in Section 5.06 of this Agreement), or amend in any material respect or terminate any insurance policy set forth on Section 3.18 of the Disclosure Letter or grant any release or relinquishment of any material rights under any such insurance policy, or (v) enter into a new agreement related to a clinical trial with regard to the Company’s products or amend or terminate any of the agreements or protocols related to the clinical trials listed on Section 3.17(e) of the Company Disclosure Letter;
     (e) incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for short-term debt incurred under debt instruments outstanding as of the date of this Agreement in the ordinary course of business consistent with past practice;
     (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;
     (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

     (h) change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;
     (i) make or change any material Tax election, extend the statute of limitations (or file any extension request) with any Tax authority, amend any material federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;
     (j) adopt any amendments to its Articles of Incorporation or Bylaws (or other similar governing documents) or adopt a shareholder rights plan;
     (k) except as set forth in Section 5.01(k) of the Disclosure Letter, grant any stock-related, performance or similar awards or bonuses;
     (l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;
     (m) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any existing or future officers, directors or employees (other than as required by applicable Law, and except that the Company may enter into such agreements for the purpose of replacing departing employees at a “manager” or lower level so long as (i) such replacement employee’s normal compensation does not exceed 115% of that of the departed employee, and (ii) such replacement employee is employed “at-will” and can be terminated without the Company incurring any severance obligations other than pursuant to the Company’s established severance policy), or grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);
     (n) except as set forth in Section 5.01(n) of the Disclosure Letter, make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company, other than in the ordinary course of business consistent with past practice;
     (o) terminate any employee having an annual base salary of more than $100,000, except as a result of such employee’s (i) voluntary resignation, (ii) failure to perform the duties or responsibilities of his employment, (iii) engaging in serious misconduct, (iv) being convicted of or entering a plea of guilty to any crime or (v) engaging in any other conduct constituting “cause” (as defined in any applicable employment agreement or services agreement) for such employee’s termination as determined in the company’s reasonable discretion;
     (p) enter into any collective bargaining or similar labor agreement;
     (q) except as contemplated by Section 5.16 of this Agreement, adopt, amend or terminate any Plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;
     (r) except as set forth in Section 5.01(r) of the Disclosure Letter, incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;
     (s) settle any suit, action, claim, proceeding or investigation;
     (t) call any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than (i) the Special Meeting, and (ii) the 2010 Annual Meeting of Shareholders of the Company;
     (u) take or omit to take any action that would cause any issued patents or registered trademarks owned by the Company or its Subsidiaries to lapse, be abandoned or canceled, or fall into the public domain; or
     (v) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.
     Section 5.02. No Solicitation. (a) During the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any Acquisition Proposal, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with terms at least as restrictive in all material respects on such Person or group as, the Confidentiality Agreement (as defined below) is on Parent (including the “standstill” provisions thereof), the Company may, at any time prior to the approval of this Agreement by the requisite vote of the holders of Shares, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal received after the date hereof and not resulting from a breach of this Section 5.02 only to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below), (ii) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law and (iii) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action.
     (b) The Company will promptly (and in any event within one Business Day) (i) notify Parent if any such information is requested or any such negotiations or discussions are sought to be initiated, and (ii) communicate to Parent and Merger Sub the identity of the Person or group making such request or inquiry (the “Potential Acquirer”) and the material terms of such request, inquiry or Acquisition Proposal and (iii) shall provide copies of any written communications or other documents received from or sent to or on behalf of the Potential Acquirer that describe the financial or other material terms of such Acquisition Proposal. The Company will keep Parent and Merger Sub reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within 24 hours) notify Parent and Merger Sub of any modifications to the financial or other material terms of any such request, inquiry or Acquisition Proposal.
     (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 180 days that the Company is no longer seeking the making of any Acquisition Proposal and thereby withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.
     (d) Except to the extent expressly permitted by Section 5.02(e), neither the Company nor the Board of Directors of the Company shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the Merger or its recommendation that the Company’s shareholders approve this Agreement, in each case, as set forth in Section 3.03(b), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) unless the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law (x) release any third party from any confidentiality or standstill agreement to which the Company is a party or (y) fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into in accordance with Section 5.02(a)) related to any Acquisition Proposal.
     (e) Notwithstanding the foregoing, the Board of Directors of the Company may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, its recommendation (any such action, a “Recommendation Change”) that the Company’s shareholders approve this Agreement as follows (and only as follows):
          (i) if a material fact, event, change, development or set of circumstances that was not known by the Board of Directors of the Company as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.02(e)(ii)) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action in light of the Intervening Event would constitute a breach of its fiduciary duties to the Company shareholders under Minnesota Law, (B) the Company shall have provided at least three Business Days prior written notice (the “Notice Period”) to Parent of its intention to take such action and concurrently provided Parent with a written explanation of the basis and rationale of the Board of Directors of the Company for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during the Notice Period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would constitute a breach of its fiduciary duties if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the Notice Period shall have recommenced, or
          (ii) if (A) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law, (D) the Company provides Parent prior written notice of its intent to take any such action at least four Business Days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such four Business Day period, the Company negotiates in good faith with Parent and Merger Sub (to the extent that Parent and Merger Sub wish to negotiate) to enable Parent and Merger Sub to make an offer that is at least as favorable to the shareholders of the Company as such Acquisition Proposal, (F) Parent and Merger Sub do not, within such four Business Day period, make an offer that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to the shareholders of the Company as such Acquisition Proposal; provided, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent and Merger Sub an additional written Notice of Superior Proposal, and the four Business Day period referenced above shall expire on the later of (x) four Business Days after Parent’s and Merger Sub’s receipt of each such additional Notice of Superior Proposal or (y) the original expiration date of the four Business Day period, and (G) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal, modification or qualification by the Board of Directors of the Company of the approval or recommendation of this Agreement or the Merger or any termination of this Agreement under Section 7.01(g) shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and Section 8 of the Confidentiality Agreement to be inapplicable to Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby, which approvals and actions are irrevocable, in each case to the extent permissible under applicable Law.
     (f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to shareholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).
     (g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing, in respect of which the Board of Directors of the Company has determined in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, would result in a transaction that is (x) more favorable, from a financial point of view, to the shareholders of the Company than the Merger (after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub) and (y) reasonably likely to be consummated without unreasonable delay.
     Section 5.03. Access to Information. (a) From and after the date of this Agreement, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, (iv) use its commercially reasonable efforts to obtain when available consistent with past practice all unblinded clinical trial data with respect to the clinical trials listed in Section 5.03 of the Disclosure Letter, and, as promptly as reasonably practicable, furnish to Parent or Merger Sub all such data and any other data or other information resulting from any of the studies listed in Section 3.17(e) of the Disclosure Letter that implicates patient safety or product efficacy, and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, or (y) would violate a confidentiality obligation to any Person; provided, however, that that Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, or by providing such access, inspections, data or other information solely to outside counsel, or executing other documents or taking other action reasonably requested by Parent to avoid the loss of attorney-client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable law.
     (b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.
     Section 5.04. Shareholder Approval. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Special Meeting”) for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by paragraphs (d) and (e) of Section 5.02, the Board of Directors of the Company shall continue to recommend that the Company’s shareholders vote in favor of the approval of this Agreement and the Company shall use its reasonable best efforts to obtain from its shareholders the shareholder vote in favor of the approval of this Agreement required to consummate the Merger. Unless this Agreement shall have been terminated in accordance with Section 7.01 (including, for the avoidance of doubt, Section 7.01(g)), the Company shall submit this Agreement to its shareholders for approval without regard to whether the Board of Directors of the Company has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that the Company’s shareholders approve this Agreement.
     Section 5.05. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts: (A) to make promptly any required submissions under the HSR Act and any applicable Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the other transactions contemplated hereby, (B) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (C) to keep the other parties reasonably informed with respect to the status of any such submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (D) to obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity and (ii) Parent, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.
     (b) The Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger, provided, that neither the Company nor Parent shall be required to take any of the actions described in clauses (i) and (ii) above, to the extent that any Governmental Entity has expressly requested or instructed the Company or Parent, as applicable, not to take any such action.
     (c) In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or if any investigation, litigation or other administrative or judicial action or proceeding is commenced or proposed or threatened to be commenced challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, then each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any such objections, investigation or litigation, action or proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company shall not, without the prior written consent of the Parent, agree, but shall, if so directed by the Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, the Parent or any of their respective affiliates.
     (d) If any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (e) Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.
     Section 5.06. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (each an “Indemnified Person”) as provided in the Company’s Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement listed on Section 3.16 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time (including such matters that arise in whole or in part out of or pertain to this Agreement or the transaction contemplated hereby) and regardless of whether or not asserted or claimed prior to or at or after the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, honor and fulfill in all respects such obligations.
     (b) Prior to the Effective Time, the Company shall obtain and pay for in full, in respect of acts or omissions occurring prior to or at the Effective Time (including such acts or omissions in connection with this Agreement and the transactions contemplated hereby), policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Company and other Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies, for a period of six years after the Effective Time; provided that if the aggregate premiums for such policies exceeds $250,000, the Company shall first consult with Parent and shall obtain and pay for such policies only on terms reasonably acceptable to Parent. From and after the Effective Time, the Surviving Corporation will not take any action to cancel such policies. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the insurance described in the first sentence of this Section.
     (c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (d) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.
     (e) If the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition , the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.
     Section 5.07. Employee Matters. (a) With respect to each employee benefit plan of Parent (“Parent Benefit Plan”) in which the employees of the Company and its Subsidiaries as of the date hereof (the “Company Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Plan. If applicable and to the extent possible under Parent Benefit Plans (as reasonably amended to the extent necessary in accordance with applicable law), Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.
     (b) Prior to the Effective Time, the Company shall provide to Parent a true, complete and accurate list of all employees that have been terminated by the Company or any of its Subsidiaries since the date of this Agreement and through the Effective Time. Nothing in this Agreement shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) to terminate any employee benefit plan without establishing a replacement plan to the extent the Company would have had such right prior to the Effective Time, in each case as Parent or the Surviving Corporation may determine in its discretion.

     (c) Parent shall permit Company Employees to transfer their individual account balances (including any plan loan promissory notes held in such accounts) in a direct rollover distribution from the ATS Medical, Inc. Retirement Savings Plan to Parent’s Savings and Investment Plan (or another plan designated by Parent that meets the qualification requirements of section 401(a) of the Code) as soon as practicable after such Company Employee becomes a participant in such Parent qualified plan.
     (d) No provision in this Agreement shall modify or amend any Plan unless this Agreement explicitly states that the provision “amends” such Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.
     Section 5.08. Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.
     Section 5.09. Proxy Statement. The Company shall prepare and file with the SEC, with the assistance of and subject to prior consultation with Parent, as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to prior consultation with Parent, respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s shareholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of this Agreement by its shareholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by applicable Law, disseminated to the shareholders of the Company. Except as Section 5.02 expressly permits, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the shareholders approve this Agreement.
     Section 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is reasonably likely (a) in the case of the Company, to cause any representation or warranty of the Company contained in Sections 3.03, 3.04, 3.05, 3.10, 3.17 or 3.20 of this Agreement (disregarding any materiality or Material Adverse Effect qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
     Section 5.11. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement, and no settlement shall be agreed to without Parent’s prior consent.
     Section 5.12. Subsequent Filings. Until the Effective Time, the Company will use commercially reasonable efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC.
     Section 5.13. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the announcing party.
     Section 5.14. Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 5.15. Stock Options, Restricted Stock Units and Warrants. Any payment made pursuant hereto to the holder of any Existing Stock Option, Existing Restricted Stock Unit or Existing Warrant shall be reduced by any required income or employment Tax withholding. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of such Existing Stock Option, Existing Restricted Stock Unit or Existing Warrant for all purposes under this Agreement. Parent shall cause the Surviving Corporation, or the Paying Agent, to make such payments in respect of the Existing Stock Options, Existing Restricted Stock Units and Existing Warrants as promptly as practicable following the Effective Time by wire transfers or checks payable to the holders of such Existing Stock Options, Existing Restricted Stock Units and Existing Warrants. The Company shall take all requisite action so that the Stock Plans shall be terminated as of the Effective Time.
     Section 5.16. Termination of Company ESPP.
     (a) The Company shall take all necessary action to amend the Company’s 1998 Employee Stock Purchase Plan, as amended (the “Company ESPP”), so that the Company ESPP will not commence any new “Purchase Period” (as defined in the Company ESPP) under the Company ESPP on or after the date of this Agreement.

     (b) As of the Effective Time, the Company ESPP shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be canceled. Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 5.16(b).
     Section 5.17. Certain Legal Compliance Matters.
     (a) In the event that any director, officer or employee of the Company or any Subsidiary is appointed or elected a Government Official prior to the Effective Time, (i) the Company shall give Parent prompt written notice thereof, and (ii) the Company and Parent will agree to commercially reasonable measures in order to ensure that the appointment or election of such person as a Government Official does not create a material risk to the Company of a violation of any Anti-Bribery Law.
     (b) Prior to the Effective Time, the Company will take commercially reasonable efforts to (i) approve (effective as of the Effective Time) the policies described in Part II of Section 5.17 of the Disclosure Letter which are intended to ensure compliance with Anti-Bribery Laws, and include, but are not limited to (A) requiring compliance with Anti-Bribery Laws and otherwise prohibiting bribes to Government Officials; (B) restricting gifts, entertainment, and promotional and marketing expenses for Government Officials; (C) requiring diligence on, anticorruption contract language in agreements with, and ongoing monitoring of consultants, agents and distributors that may have relations with Government Officials; (D) restricting political and charitable contributions; (E) restricting contracts for consulting, training and education, research, clinical studies or other activities; (F) mandating possible discipline for violations of the policy; (G) requiring periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy; (H) requiring distribution of the policy to all employees; (I) requiring periodic training for relevant employees regarding the policy; (J) identifying a senior executive or executives responsible for implementation and monitoring of the policy; and (K) including procedures for reporting and investigating possible violations of the policy; (ii) implement the procedures described in Section 5.17 of the Disclosure Letter, and (iii) mitigate the risk to the Company of any violations of Law that may be identified from and after the date of this Agreement and prior to the Effective Time, and to correct or remediate, to Medtronic’s reasonable satisfaction, any actions taken or being taken by the Company, its employees or agents from and after the date hereof that would reasonably be expected to result in a violation of Law.
     (c) Nothing herein shall require the Company to make any payment in violation of any Anti-Bribery Law.
     (d) Prior to the Effective Time, the Company will take such actions as are necessary to comply with Massachusetts General Laws Chapter IIIN and Massachusetts regulations at 105 CMR 970.000.
     Section 5.18. Further Actions. The Company will, at its cost and expense, use all reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to promptly consummate the transactions contemplated hereby, and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents.
     Section 5.19. Acknowledgement of Certain Obligations. Parent and Merger Sub hereby acknowledge and agree that as of the Effective Time, the Surviving Corporation (i) will be responsible for, and shall be deemed to have assumed all of, the duties and obligations of the Company pursuant to that certain Agreement and Plan of Merger, dated as of January 23, 2006, by and among the Company, Seabiscuit Acquisition Corp., 3F Therapeutics, Inc. and Boyd D. Cox as the Stockholder Representative (the “3F Agreement”), including without limitation those relating to the Milestones and the Milestone Consideration (each as defined in the 3F Agreement), and (ii) will comply with the provisions of (A)

Section 10 of those certain Warrants to Purchase Common Stock, issued by the Company on October 7, 2005, for the purchase of 1,344,000 shares of common stock of the Company, (B) Section 3(e) of those certain Common Stock Purchase Warrants, issued by the Company on March 15, 2007, for the purchase of 3,250,000 shares of common stock of the Company, and (C) Section 4(a) of those certain Warrants, issued by the Company on December 19, 2008, for the purchase of 1,553,192 shares of common stock of the Company.
     Section 5.20. 2025 Notes. Prior to the Effective Time, the Company shall (i) provide to the holders of the 2025 Notes a notice of redemption in accordance with Section 3.2 of the Indenture, and (ii) cause all of the 2025 Notes outstanding on the Redemption Date (as defined in the Indenture) to be redeemed as provided in Section 3.3 of the Indenture at a redemption price in cash equal to 100% of the principal amount of such 2025 Notes, together with accrued and unpaid interest thereon, if any, to but excluding the date of redemption. The Company shall not be deemed to have breached its obligations pursuant to this Section 5.20 if the 2025 Notes are not redeemed as a result of a failure by Parent to fund the Bridge Loan described in Section 5.21.
     Section 5.21. Bridge Loan. Within five Business Days after the Company’s written request therefor, Parent agrees to loan the Company and one or more of its subsidiaries advances in an aggregate amount not to exceed $30,000,000 on the terms set forth in the Promissory Note (with form of Warrant attached thereto) and Security Agreement and Pledge Agreement, all attached hereto as Exhibit B. With respect to the February 25, 2010 commitment letter that the Company received for financing from a member of the Company’s Board of Directors, the Company will allow that commitment to lapse and shall not borrow any amounts pursuant thereto.
Article VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the holders of Shares entitled to vote thereon.
     (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
     (c) Required Antitrust Clearances. Any applicable waiting period (or extension thereof) relating to the Merger (i) under the Foreign Antitrust Laws of the jurisdictions set forth on Section 6.01(c) of the Disclosure Letter, as well as under the Foreign Antitrust Laws of any other jurisdiction as agreed to by the parties hereto (with each party hereto not to unreasonably withhold consent to the request of the other party to include such additional jurisdictions) and (ii) the HSR Act ((i) and (ii) together, the “Required Antitrust Clearances”) shall have expired or been terminated and any approvals or clearances required thereunder shall have been obtained.

     Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
     (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
     (c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
     (d) Appraisal Rights. The aggregate number of Dissenting Shares shall not equal or exceed ten percent (10%) of the number of Shares outstanding as of the record date for the Special Meeting.
     (e) Third Party Expenses. Parent shall have received final statements reflecting all Third Party Expenses (as defined below), including unpaid amounts, from the third parties who provided legal, accounting, investment banking, broker, financial advisory, consulting or other services to the Company in connection with this Agreement or the transactions contemplated hereby.
     (f) Indebtedness. Parent shall have received a pay-off letter from Silicon Valley Bank and Theodore C. Skokos (and any other lender pursuant to debt arrangements entered into after the date hereof in accordance with Section 5.01) showing all payments required to retire the Company’s indebtedness and release all related liens, and to cancel any warrants held by any such other lender as of the Effective Time, and providing for termination of all agreements with the Company relating to such indebtedness.
     (g) Noncompetition Agreement. Parent shall have received an executed noncompetition agreement substantially in the form of Exhibit C hereto from the individual listed in Section 6.02(g) of the Disclosure Letter, with the term specified in Section 6.02(g) of the Disclosure Letter (such term to run from the Effective Time).
     Section 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.
     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.
Article VII
TERMINATION; AMENDMENT; WAIVER
     Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval of the plan of merger contained in this Agreement by the shareholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
     (a) by mutual written consent of the Company and Parent;
     (b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in violation of Section 5.05 or otherwise in material violation of this Agreement;
     (c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the End Date (as defined below); provided, however, that the right to terminate under this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;
     (d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02) or Parent, if the requisite affirmative vote of the holders of Shares in favor of the approval of this Agreement shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;
     (e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements (including Section 5.02 and Section 5.04, under circumstances in which Section 7.01(f)(i) is not applicable) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured;

     (f) by Parent, if (i) the Company shall have knowingly and materially breached its obligations under Section 5.02 or Section 5.04, or (ii) the Board of Directors of the Company shall have taken any of the actions set forth in Section 5.02(d) (i) through (iv) (or, in the case of clause (ii) thereof, resolved to take any such action), whether or not permitted by the terms hereof;
     (g) by the Company at any time prior to the approval of this Agreement by the requisite vote of the holders of Shares if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal, (ii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub following receipt of a Notice of Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and (iii) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(v); or
     (h) by Parent, if the Company, any Subsidiary of the Company or any of their respective representatives shall have engaged in discussions with any other Person in connection with an Acquisition Proposal submitted in compliance with the provisions of Section 5.02 that the Board of Directors has not determined constitutes a Superior Proposal in accordance with Section 5.02(e), and the Company, its Subsidiary and such representatives shall not have ceased all discussions with such Person prior to the later of (i) the end of the 30th Business Day following the first date of discussions with such Person in connection with such Acquisition Proposal and (ii) the end of the 10th Business Day following the first date of discussions with any other Person in connection with another Acquisition Proposal submitted by such other Person in compliance with the provisions of Section 5.02 prior to such 30th Business Day.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.04, specifying the provision or provisions hereof pursuant to which such termination is effected.
     Section 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 5.13, 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement occurring prior to such termination.
     Section 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
     (b) The Company shall pay to Parent the Fee if this Agreement is terminated as follows:
     (i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c) without the Special Meeting having been convened, (B) an Acquisition Proposal shall have been made public and not irrevocably withdrawn prior to the End Date, and (C) any Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the

Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;
     (ii) if (A) this Agreement is terminated by Parent or the Company pursuant to either (x) Section 7.01(d) or (y) Section 7.01(c) where the Special Meeting has been convened but the requisite affirmative vote of the holders of Shares has not been obtained at the Special Meeting, the Company shall reimburse Parent for Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), as directed by Parent in writing, which amount shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000); and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;
     (iii) if (A) this Agreement is terminated by Parent pursuant to Section 7.01(e) or Section 7.01(f)(i), as the result of a knowing and material breach by the Company of its covenants or agreements set forth in this Agreement, (B) an Acquisition Proposal shall have been made known to the Company or its shareholders and not irrevocably withdrawn prior to the occurrence of such breach, and (C) if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;
     (iv) if this Agreement is terminated by Parent pursuant to Section 7.01(f)(ii), then the Company shall pay the Fee on the first Business Day immediately following such termination;
     (v) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination; or
     (vi) if this Agreement is terminated by Parent pursuant to Section 7.01(h), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier.
For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal and an “Acquisition Proposal” has the meaning specified in Section 5.02(g)(i) except that the references therein to “15%” shall be replaced by “50%”.
     (c) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.03 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount of the Fee set forth in this Section 7.03, the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the shareholders of the Company have approved this Agreement.
     Section 7.04. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after approval of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     Section 7.05. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
Article VIII
MISCELLANEOUS
     Section 8.01. Representations and Warranties. (a) The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.
     (b) For purposes of determining whether any representation or warranty of the Company contained in Article III is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.02(a) have been satisfied, the following standards shall apply:
     (i) any representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or (v) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or(v) below) being untrue or incorrect, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any materiality qualification contained in any such representation or warranty);
     (ii) any representation and warranty contained in Section 3.17 (Regulatory Compliance) or Section 3.20 (Questionable payments) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any respect which is material to the Company and its Subsidiaries taken as a whole;
     (iii) any representation and warranty contained in the first sentence of Section 3.01 (Organization and Qualification), Section 3.03 (Authority for this Agreement; Board Action), Section 3.02(a) (Capitalization) (other than those referred to in clause (iii) below), the first sentence of Section 3.22 (Opinion) or the last sentence of Section 3.24 (State Takeover Statues Inapplicable; Rights Agreement) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect (disregarding for this purpose any materiality qualification contained in any such representation or warranty);
     (iv) The representations and warranties contained in the first four sentences of Section 3.02(a) (Capitalization) shall be deemed to be untrue and incorrect if the aggregate number of shares set forth therein (including shares in respect of Existing Stock Options, Existing Warrants, and Existing Restricted Stock Units) is more than one percent less than the aggregate number of shares that should correctly have been set forth therein; and
     (v) Any representation or warranty contained in Section 3.06(a) (Absence of a Material Adverse Effect) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect.
     (c) For purposes of determining whether any representation or warranty of the Parent and Merger Sub contained in Article IV is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.03 have been satisfied, the following standard shall apply: any representation or warranty of Parent or Merger Sub contained in Article IV shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article IV being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger.
     Section 8.02. Entire Agreement; Assignment. This Agreement supersedes all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Common Interest Agreement (as defined below), both of which shall remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.
     Section 8.03. Enforcement of the Agreement; Jurisdiction. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Minnesota or in any Federal court located in the State of Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Minnesota or in any Federal court located in the State of Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.
     (b) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.03(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.
     Section 8.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, as follows:
if to Parent or Merger Sub:
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604
with separate copies thereof addressed to:
Attention: Senior Vice President, General Counsel and Secretary
Facsimile: (763) 572-5459
and to:
Attention: Vice President, Corporate Development
Facsimile: (763) 505-2545

and to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425
Attention: John F. Wurm, Esq.
Facsimile: (612) 492-7077
if to the Company:
ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, MN 55447
Attention: Michael D. Dale
Facsimile: (763) 553-0052
With a copy to:
Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, MN 55402
Attention: Timothy S. Hearn, Esq.
Facsimile: (612) 340-2868
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     Section 8.05. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule (whether of the State of Minnesota of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.
     Section 8.06. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
     Section 8.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

     Section 8.09. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;
     (b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;
     (c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;
     (d) “End Date” means April 28, 2011.
     (e) [Reserved]
     (f) “Fee” means Thirteen Million Dollars ($13,000,000);
     (g) “knowledge” of the Company with respect to any matter means the actual knowledge of any of the officers of the Company listed in Section 8.09(g) of the Disclosure Letter and the knowledge any such officer would reasonably be expected to have acquired in the ordinary course of performing such individual’s duties;
     (h) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (i) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (A) changes, after the date hereof, in general economic conditions or securities or financial markets in general, (B) changes, after the date hereof, in Law or GAAP, (C) general changes, after the date hereof, in the medical device industry, (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (E) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees), (F) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (G) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), or (H) any action taken with the express written consent of Parent, which consent states explicitly that such consent excludes such action from the definition of Material Adverse Effect hereunder; except in the case of clauses (A), (B), (C) or (D) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other companies in the medical device industry, or (ii) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of the Company or any of its

Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement;
     (i) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and
     (j) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.
     (k) “Merger Consideration” means $4.00 per share; provided however, that if any of the following are untrue, the Merger Consideration shall instead be an amount equal to the Alternative Per Share Consideration:
     (i) the number of outstanding Shares as of immediately prior to the Effective Time does not exceed 79,010,969;
     (ii) as of immediately prior to the Effective Time, the Existing Stock Options and Existing Warrants are exercisable to purchase no more than 8,754,392 Shares in the aggregate, and the number of outstanding Existing Restricted Stock Units does not exceed 5,461,064;
     (iii) each of the Existing Stock Options and Existing Warrants is exercisable at a price no lower than the exercise price set forth with respect to such Existing Stock Option or Existing Warrant in Section 3.02(a) of the Disclosure Letter;
     (iv) the aggregate principal amount of the 2025 Notes outstanding exceeds $22,400,000, or the Conversion Price of the 2025 Notes (as such term is defined in the 2025 Notes) is less than $4.20;
     (v) the amount of Third Party Expenses, as set forth in the final statements delivered as required in Section 6.02, do not exceed Seven Million Eight Hundred Thousand Dollars ($7,800,000) in the aggregate, plus any amounts incurred by the Company as a result of additional requests for information under the HSR Act or any Foreign Antitrust Laws;
provided further, however, that none of the foregoing shall be untrue solely as a result of proper exercise of Existing Stock Options or Existing Warrants, proper vesting of Existing Restricted Stock Units, or proper conversion of 2025 Notes, between the date hereof and the Effective Time.
     (l) “Alternative Per Share Consideration” means a fraction, the numerator of which equals the Aggregate Consideration (as defined below), and the denominator of which equals the sum of (i) the number of Shares outstanding as of immediately prior to the Effective Time, (ii) the number of Shares purchasable upon exercise of all Existing Stock Options and Existing Warrants that have a per share exercise price less than the Alternative Per Share Consideration and that are outstanding as of immediately prior to the Effective Time, and (iii) the number of Existing Restricted Stock Units outstanding as of immediately prior to the Effective Time. The Existing Stock Options and Existing Warrants referred to in clause (ii) above are referred to herein as “in the money Existing Stock Options and Existing Warrants.” The Alternative Per Share Consideration shall be calculated and rounded to five decimal places, with the fifth decimal place rounded up if the sixth decimal place is 5 or more. “Aggregate Consideration” shall equal Three Hundred Forty Eight Million Six Hundred Fifty Thousand Eight Hundred Eighty Three Dollars ($348,650,883), (A) plus the aggregate exercise price of all in the money Existing Stock Options and Existing Warrants outstanding as of the Effective Time, (B) plus the aggregate exercise price of all Existing Stock Options and Existing Warrants exercised between the date of this Agreement and the Effective Time, (C) minus the amount by which the Third Party Expenses exceed Seven Million Eight Hundred Thousand Dollars ($7,800,000), (D) minus the amount by which the aggregate principal amount of the 2025 Notes outstanding exceeds $22,400,000, and (E) if the Conversion Price of the 2025 Notes (as such term is defined in the 2025 Notes) is not $4.20 prior to the Effective Time, then minus the aggregate amount (if any) of Merger Consideration payable to the holders of the 2025 Notes (in respect of the 2025 Notes) in excess of the amount that would have been payable if the Conversion Price was $4.20.
     (m) “Third Party Expenses” means expenses incurred, or to be incurred through the Effective Time, by the Company in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties.
     (n) “Confidentiality Agreement” means the Confidentiality Agreement between Parent and Company, dated March 3, 2010.
     (o) “Common Interest Agreement” means the Common Interest Agreement between Parent and Company, dated March 3, 2010.
     (p) “Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise or a public hospital), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.
     Section 8.10. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Minneapolis, Minnesota, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES FOLLOW.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

MEDTRONIC, INC.
By:	/s/ Gary L. Ellis
	Name:	Gary L. Ellis
	Title:	Chief Financial Officer and Senior Vice President

PILGRIM MERGER CORPORATION
By:	/s/ Gary L. Ellis
	Name:	Gary L. Ellis
	Title:	Chief Financial Officer and Senior Vice President

ATS MEDICAL, INC.
By:	/s/ Michael D. Dale
	Name:	Michael D. Dale
	Title:	Chief Executive Officer and President

EXHIBIT A
Shareholders Entering Into Voting Agreements
Alta Partners VIII, L.P.
Essex Woodlands Health Ventures Fund VIII, L.P.
Theodore C. Skokos

EXHIBIT B
Bridge Loan Documents

PROMISSORY NOTE

$30,000,000	, 2010

     FOR VALUE RECEIVED, each of ATS Medical, Inc., a Minnesota corporation (“ATS”), and its subsidiaries signatory hereto (collectively “Borrower"), jointly and severally promises to pay to the order of Medtronic, Inc., a Minnesota corporation (“Lender"), at its office located at 710 Medtronic Parkway, Minneapolis, Minnesota, or at such other place as may be designated from time to time by the holder hereof, in lawful money of the United States of America, the principal sum of Thirty Million Dollars ($30,000,000), or such lesser amount as may be advanced to Borrower hereunder, together with interest on the unpaid principal balance hereof from the date hereof until this Promissory Note (this “Note") is fully paid, at an annual rate of interest that shall at all times be equal to the Interest Rate (as defined below), calculated on the basis of actual number of days elapsed in a 365 day year. As used herein, “Interest Rate” shall mean the annual rate of interest equal to 10%. Notwithstanding anything to the contrary contained in this Note, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve or take interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Lender in connection with this Note under applicable law.
Advances
Following the date of this Note until the termination of the Merger Agreement (as defined below), the Borrower may request an advance under this Note (each, an “Advance”), provided, that the aggregate unpaid principal amount of all outstanding loans hereunder shall not exceed $30,000,000 (the “Commitment”) at any time. Upon five (5) Business Days written notification from Lender to Borrower that the principal amount outstanding hereunder exceeds the Commitment, the Borrower shall pay to the Lender, in cash, the amount of such excess. Each time the Borrower desires to obtain an Advance (which shall not be more often than one time per month), such request shall be (a) in writing, (b) signed by the Chief Financial Officer of the Borrower, (c) faxed to the Lender at (763) 505-2700, Attention: Treasury Department, and (d) e-mailed to Lender at rs.corporatetreasury@medtronic.com, and must be given so as to be received by the Lender not later than 11:00 a.m., Minneapolis time, on the date which is three (3) Business Days before the date of the requested Advance. Each request for an Advance shall specify (i) the borrowing date (which shall be a Business Day), (ii) the amount of such Advance (which shall be in increments of $1,000,000), and (iii) the wire transfer instructions for the Advance. Any request for an Advance shall be deemed to be a representation by the Borrower that no event has occurred and is continuing, or will result from such Advance, which constitutes an Event of Default or any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default (“Default"). If the foregoing and following conditions precedent have been satisfied:
     (a) no Event of Default or Default exists or would result from such Advance;
     (b) before and immediately after giving effect to such Advance, all of the representations and warranties of the Borrower in this Note (to the extent, if at all, such representations and warranties have been modified by disclosures made in writing to, and approved in writing by, the Lender) shall be true and correct in all material respects as though made on the date of such Advance (other than representations and warranties that relate to a specific date, which shall have been true and correct in all material respects as of such date);
     (c) the Borrower has not made any material misrepresentation or omission in disclosures to the Lender in connection with the Merger Agreement;
     (d) the Borrower has not experienced any Material Adverse Effect (as defined in the Merger Agreement); and
     (e) to the extent requested by Lender, all necessary filings have been made in each applicable jurisdiction and all other actions, including without limitation, delivery of stock certificates to Lender, have occurred to perfect Lender’s security interest in the Collateral (as defined in the Security Agreement), then Lender shall make the amount of the requested Advance available to the Borrower at the account specified in the advance request, in immediately available funds not later than 5:00 p.m., Minneapolis time, on the requested borrowing date. The Borrower shall be obligated to repay all Advances made by Lender that the Lender reasonably determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so. The Lender shall enter in its records the amount of each Advance hereunder, and the payments made hereon, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error. This Note is a multiple advance facility, but it is not a revolving facility, and therefore the Borrower may not borrow, repay and reborrow amounts hereunder.
Payment of Interest and Principal
     Interest shall be payable monthly, in arrears, on the first day of each month following funding of this Note. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full twenty-four months following the termination for any reason of the Merger Agreement (defined below) (“Expiration Date"). Upon final payment of this Note (whether upon the Expiration Date or upon prepayment in full), Borrower shall pay, in addition to the then outstanding principal and accrued but unpaid interest, a final payment equal to six percent (6%) of the original principal balance of this Note.

     For purposes of this Note, “Merger Agreement” shall mean that certain Agreement and Plan of Merger dated April 28, 2010 among Pilgrim Merger Corporation, Lender and ATS.
Prepayment
     The principal balance of this Note may be prepaid in whole or in part from time to time on any interest payment date, without penalty or premium, if Borrower gives Lender at least three (3) Business Days prior notice to Lender.
Manner of Payments
     Payments and prepayments of principal of, and interest on, this Note and all fees, expenses and other obligations under this Note, the Security Agreements (as defined below), and any other documents executed in connection herewith, excluding the Merger Agreement and the documents executed in connection therewith, (collectively, the “Loan Documents”) shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due wired to the following account of the Lender pursuant to the following instructions:

Funds received on any day after such time shall be deemed to have been received on the next Business Day (as defined below). Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day (as defined below), such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of any interest or fees. As used herein, “Business Day” means a day of the year (other than a Saturday, Sunday, legal holiday or other day on which banking institutions in Minnesota are authorized or required by law to close) in which Lender is open for the purpose of conducting commercial business.
Application of Payments
     Any payment hereunder shall be applied first to the payment of outstanding reasonable costs and expenses payable pursuant to this Note, second to accrued interest and then to the reduction of principal.
Use of Proceeds
     The proceeds of any Advance shall be used solely (i) to redeem the approximately $22,400,000 (principal amount plus interest) owed on the Borrower’s 6% Convertible Senior Notes due in 2025, (ii) to repay the approximately $3,100,000 (principal amount plus interest, prepayment fees and final payment fees) outstanding on the term loan from Silicon Valley Bank,

(iii) prior to the termination of the Merger Agreement, to finance working capital, and/or (iv) after the termination of the Merger Agreement, for general corporate purposes in the ordinary course of business consistent with past practice. The Borrower shall not use the proceeds of any Advance under this Note to pay dividends or make other distributions with respect to its capital stock to its shareholders.
Security
     This Note is secured by a Security Agreement (“Security Agreement”) and a Pledge Agreement (“Pledge Agreement”) each dated the date hereof between Lender and Borrower.
Representations and Warranties
     To induce the Lender to accept this Note and to advance the proceeds hereof to the Borrower, the Borrower represents and warrants to Lender as follows:
     (a) Power. Each Borrower has all requisite power and authority to carry on its businesses as now conducted, to enter into the Loan Documents to which it is a party and to perform its obligations under the Loan Documents to which it is a party.
     (b) Authorization and Validity. The execution, delivery and performance by each Borrower of the Loan Documents to which such Borrower is a party have been duly authorized by all necessary company action by such Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower thereto, enforceable against such Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     (c) No Conflict; No Default. The execution, delivery and performance by each of the Borrower of the Loan Documents to which such Borrower is a party, including such Borrower’s receipt and use of the proceeds of the borrowing evidenced by this Note, will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provisions of such Borrower’s organizational or governing documents, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which such Borrower or any of its properties may be bound or result in the creation of any lien, security interest or other encumbrance (collectively, “Liens") on any of its assets, other than Liens in favor of Lender and other than Permitted Liens (as defined in the Security Agreement). None of the Borrower is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any material respect which would be expected to have a material adverse effect.

     (d) Financial Statements and Condition. The financial statements of the Borrower, as heretofore furnished to Lender by the Borrower, fairly present in all material respects the financial condition of each Borrower as of the dates specified therein and the results of its operations and changes in financial position for the periods ended as of the dates specified therein.
     (e) Subsidiaries. Other than as set forth on Schedule 1 hereto, no Borrower has any subsidiary. All amounts paid, payable to or advanced by Borrower directly to or for the benefit of any subsidiary that has not executed and delivered to Lender such joinders, guaranties, security agreements, other documents and other items as Lender requires have been used solely for legitimate general operating expenses of the applicable subsidiary.
     (f) Completeness of Disclosures. No representation or warranty by any Borrower contained herein or in any other Loan Document, or in any certificate or other document furnished heretofore or concurrently with the signing of this Note or any other Loan Document by any Borrower to the Lender in connection with the transactions contemplated hereunder or under any other Loan Document, when taken together as a whole and in light of the circumstances in which such representation or warranty was made, contains any untrue statement of a material fact or omits to state a material fact which would prevent or materially inhibit any Borrower from performing this Note or any other Loan Document according to its terms.
     (g) Survival of Representations. All of the representations and warranties set forth in the immediately preceding sections are true as of the date of this Note and the date of each Advance by Lender hereunder and shall survive execution and delivery of this Note until all the obligations under the Loan Documents shall have been satisfied in full.
Each of the foregoing representations and warranties shall be deemed to be repeated and reaffirmed on and as of the date any Advance is made hereunder by Lender.
Covenants
     From the date of the first Advance under this Note in the case of clauses (h) and (i) below, and from the date of termination of the Merger Agreement in the case of clauses (a) through (g) and (j) below, and thereafter until all of Borrower’s obligations to Lender have been paid in full, Borrower agrees that, unless the Lender shall otherwise expressly consent in writing:
     (a) Restricted Payments. Except for payments described in the “Use of Proceeds” section above, none of the Borrower will either: (i) purchase or redeem or otherwise acquire for value any of its equity interests (except for purchases, redemptions or other acquisitions from former employees, directors and consultants of the Borrower pursuant to the terms of restricted stock agreements and option agreements in existence on the date hereof and restricted stock agreements and option agreements entered into after the date hereof that have terms substantially similar to the existing restricted stock agreements and option agreements (as applicable)), declare, make or pay any dividends or distributions thereon, make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any of its equity interests or set aside any funds for any such purpose; or (ii) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any of its indebtedness.
     (b) Other Indebtedness. None of the Borrower will create, incur, assume, or be liable for any indebtedness for borrowed money (including lease obligations), outside the customary and historical trade payables, other than the following:
(i)	the indebtedness created hereby;

(ii)	the indebtedness to be paid off with proceeds of Advances hereunder and described in the “Use of Proceeds” section above;

(iii)	a line of credit provided by Theodore C. Skokos in an aggregate amount not to exceed $5,000,000;

(iv)	indebtedness secured by Permitted Liens;

(v)	indebtedness of the Borrower to any subsidiary in connection with intercompany cash management transactions entered into in the ordinary course of business;

(vi)	indebtedness of the Borrower as an account party in respect of trade letters of credit;

(vii)	indebtedness in respect of any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(viii)	indebtedness arising from the honoring of a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business and unpaid for not more than two business days;

(ix)	indebtedness in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations arising in the ordinary course of business;

(x)	indebtedness arising from multi-currency account pooling arrangements in the ordinary course of business;

(xi)	obligations owed to customers of Borrower arising from the receipt of advance payments from a customer in the ordinary course of business and consistent with past practices; and

(xii)	additional indebtedness not otherwise identified in the preceding clause in an aggregate outstanding principal amount not to exceed $1,000,000 at any time.
     (c) Corporate Existence. Each Borrower will maintain its existence in good standing under the laws of the jurisdiction of its formation or incorporation and its qualification and authorization to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Borrower.
     (d) Books and Records. Each Borrower will keep adequate and proper records and books of account in which accurate and complete entries will be made of its dealings, business and affairs.
     (e) Compliance. The Borrower will comply in all material respects with the requirements of all applicable laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
     (f) Notice of Default. Each Borrower will promptly provide written notice to Lender of any Default or Event of Default, describing the nature thereof and what action the Borrower propose to take with respect thereto.
     (g) Merger, Sale of Assets. Except in full compliance with the Merger Agreement and except for Acquisitions between Borrowers and their subsidiaries, none of the Borrower will enter into a definitive agreement (other than with Lender or an affiliate of Lender) which, if closed, would result in an Acquisition (as defined below).
     (h) Other Agreements. None of the Borrower will enter into any agreement, bond, note or other instrument with or for the benefit of any person (other than Lender or an affiliate of Lender) which would: (a) create, incur, assume or suffer or permit to exist any Lien with respect to any or all of the intellectual property of any Borrower, except a Permitted Lien; (b) prohibit any Borrower from granting, or otherwise limit the ability of any Borrower to grant, to Lender any Lien on the intellectual property of any Borrower, except in connection with a Permitted Lien; or (c) be violated or breached by Borrower’s receipt or use of an Advance or by any Borrower’s performance of its obligations under the Loan Documents.
     (i) Government Regulation. None of the Borrower will (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower’s identity as may be requested by the Lender at any time to enable the Lender to verify any Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     (j) Financial Covenant. Borrower’s total revenue as measured at the conclusion of each month will not be less than $14,000,000.00 for the three-month period ended on the last day of such month.
     Events of Default
     The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     (a) Borrower shall fail to make five days after same is due, whether by acceleration or otherwise, any payment of principal of, or interest on, this Note or any fee or other amount required to be made to Lender pursuant to the Loan Documents; or
     (b) Any representation or warranty made or deemed to have been made by or on behalf of any Borrower in the Loan Documents or on behalf of any Borrower in any certificate, statement, report or other writing furnished by or on behalf of any Borrower to Lender pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or
     (c) Any Borrower shall fail to comply with any of the covenants contained in any of the Loan Documents and such failure continues for 30 days after notice from Lender; or
     (d) An Act of Bankruptcy shall occur with respect to any Borrower (as used herein, “Act of Bankruptcy” shall mean if (i) the person (whether an individual or an entity) shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the person or of all or a substantial part of the person’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing such person’s inability to pay such person’s debts as they mature, or (6) make an assignment for the benefit of such person’s creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the person, and which is not dismissed within 30 days after such commencement, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the person, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the person or of all or any substantial part of the person’s property, or (3) similar relief in respect of the person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts); or
     (e) A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against any Borrower and such Borrower shall not pay or discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 45 days from the date of entry thereof, and within said period of 45 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
     (f) Any property of any Borrower shall be garnished or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of 45 days during which execution is not effectively stayed; or
     (g) Any Acquisition, other than pursuant to the Merger Agreement, shall occur (as used herein, “Acquisition” shall mean: (i) a sale of all or substantially all of the assets of any Borrower (in a single transaction or in a series of related transactions); (ii) liquidation or dissolution of any Borrower; (iii) a merger or consolidation involving any Borrower or any subsidiary of any Credit Party after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving any Borrower, the shareholders of any Borrower immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”) or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, or (B) in the case of a triangular merger involving any Borrower or a subsidiary of any Borrower, the shareholders of any Borrower immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the combined voting power of the parent of the surviving entity in such merger; or (iv) an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by any Borrower or an affiliate of any Borrower and other than in a merger or consolidation of the type referred to in clause “(iii)” of this paragraph, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of any Borrower representing more than fifty percent (50%) of the combined voting power of any Borrower (in a single transaction or series of related transactions)
     (h) Any Event of Default shall occur under the Security Agreement or any other Loan Document.

Remedies
     If any Event of Default described in paragraph (d) in the Events of Default section above shall occur, the outstanding unpaid principal balance of this Note, the accrued interest thereon and all other obligations of Borrower to Lender under the Loan Documents shall automatically become immediately due and payable without further demand or notice of any kind. If any other Event of Default shall occur and be continuing, then Lender may declare by written notice to Borrower that the outstanding unpaid principal balance of this Note, the accrued and unpaid interest thereon and all other obligations of Borrower to Lender under the Loan Documents to be forthwith due and payable, whereupon this Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable without further demand or notice of any kind. Borrower hereby waives presentment, dishonor, notice of dishonor, and protest. In addition, upon any Event of Default and so long as such Event of Default continues, Lender may exercise all rights and remedies under any other instrument, document or agreement between any Borrower and Lender, and enforce all rights and remedies under any applicable law.
No Waiver
     No failure on the part of Lender to exercise and no delay in exercising any power or right hereunder or under this Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on Borrower not required hereunder or under any other Loan Document shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of this Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Note or any other Loan Document or consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.
Fees, Expenses, Costs of Collection and Indemnities
     Borrower agrees to pay a fully earned fee of one and one-half percent (1.5%) of the original principal amount of this Note at funding. Borrower agrees to promptly, within 10 days after the date hereof, reimburse Lender for all of Lender’s reasonable legal fees incurred in connection with the preparation and negotiation of this Note, the Loan Documents and the loan contemplated hereby in an amount not to exceed $25,000.00. Borrower agrees to promptly reimburse Lender upon demand for all reasonable expenses paid or incurred by the Lender (including any fees and expenses of legal counsel) in connection with the amendment, modification, interpretation, collection and enforcement of this Note. Borrower agrees to indemnify and hold Lender harmless from any loss or expense which may arise or be created by the acceptance of instructions for disbursing the proceeds hereof. The obligations of Borrower under this paragraph shall survive payment in full of this Note.

Warrants
     If the Merger Agreement is terminated for any reason, ATS Medical , Inc. will issue to Lender a warrant in the form attached hereto as Exhibit A to purchase, at a per share exercise price of $2.61, a number of shares of common stock of ATS Medical, Inc. equal to four percent (4%) of the quotient of $30 million divided by $2.61; provided, however, that such number of shares shall in no event exceed that number of shares equal to 19.90% of the total number of shares of common stock of the Company outstanding on the date of issuance of such shares.
Notices
     Any notice or other communication required or permitted to be delivered to any party under this Note shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first Business Day after sent by facsimile (to the extent that the day the sender sent such facsimile was not a Business Day, or the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third Business Day after sent by recorded delivery mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties):

If to Borrower, to:
ATS Medical, Inc.
Attention: Michael Kramer
3905 Annapolis Lane, Suite 205
Minneapolis, MN 55447
Facsimile: (763) 553-0052

with a copy to:

ATS Medical, Inc.
Attention: Deb Chapman
3905 Annapolis Lane, Suite 205
Minneapolis, MN 55447
Facsimile: (763) 553-0052

If to Lender, to:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention: General Counsel
Facsimile: (763) 572-5459

and

Attention: Vice President — Corporate Development
Facsimile: (763) 505-2545
If notice to Borrower of any intended disposition of any collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten calendar days prior to the date of intended disposition or other action.
Successors
     This Note is binding on Borrower and Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not assign any of Borrower’s rights or duties hereunder without the written consent of Lender.
Headings
     The headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Note.
Entire Agreement
     This Note and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Note and the other Loan Documents supersedes all prior agreements and understandings relating to the subject matter hereof and thereof.
Miscellaneous
     This Note is being delivered in, and shall be governed by the laws of, the State of Minnesota. Presentment or other demand for payment, notice of dishonor and protest are expressly waived. THE BORROWER SUBMITS AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA ARE FOR THE ENFORCEMENT OF THIS NOTE AND WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE OR THE UNITED STATES OF AMERICA TO OBJECT TO JURISDICTION IN THE STATE OF MINNESOTA. AT THE ELECTION OF LENDER, LITIGATION MAY BE COMMENCED IN ANY STATE COURT OF GENERAL JURISDICTION FOR THE STATE OF MINNESOTA OR ANY UNITED STATES DISTRICT COURT LOCATED IN MINNESOTA. NOTHING CONTAINED HEREIN SHALL PREVENT LENDER FROM BRINGING ANY ACTION AGAINST THE BORROWER, OR AGAINST ANY PROPERTY OF THE BORROWER, WITHIN ANY OTHER STATE. COMMENCEMENT OF ANY SUCH ACTION OR PROCEEDING IN ANY OTHER STATE SHALL NOT CONSTITUTE A WAIVER OF CONSENT TO JURISDICTION OR A WAIVER OF THE SUBMISSION MADE BY

THE BORROWER TO PERSONAL JURISDICTION WITHIN THE STATE OF MINNESOTA. THE BORROWER WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH SUCH BORROWER IS INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS NOTE.
Borrower’s Acknowledgment
     Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Note and the other Loan Documents, (b) Lender has no fiduciary relationship to Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between Borrower and Lender, and (d) Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of the business or operations of Borrower and Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, Borrower by Lender is for the protection of Lender and neither Borrower nor any third party is entitled to rely thereon.

ATS Medical, Inc., a Minnesota corporation

By:
Its:

3F Therapeutics, Inc., a Delaware corporation

By:
Its:

ATS Acquisition Corp., a Minnesota corporation

By:
Its:

SCHEDULE 1
Subsidiaries
ATS Medical France Sarl.
ATS Medical GmbH
3F Therapeutics, Inc
ATS Acquisition Corp.
ATS Medical Belgium SPRL

Exhibit A to Promissory Note
THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE UNDERLYING SECURITIES MAY NOT BE TRANSFERRED UNLESS (I) THIS WARRANT AND THE UNDERLYING SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.
WARRANT
     THIS CERTIFIES THAT, for value received, Medtronic, Inc., a Minnesota corporation or its permitted assigns (the “Holder”) is entitled to subscribe for and purchase up to                      fully paid and nonassessable shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of ATS Medical, Inc., a Minnesota corporation (the “Company”), at $2.61 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), upon the terms and subject to the conditions hereinafter set forth. This warrant is being issued on this ___day of                     , 20___(the “Date of Grant”).
     This warrant is being issued in connection with that certain Promissory Note dated as of                     , 2010 (the “Note”), issued by the Company and certain of its subsidiaries in favor of the Holder. Capitalized terms used and not defined herein shall have the meanings set forth in the Note.
     1. Term. The right represented by this warrant is exercisable, in whole or in part, at any time and from time to time beginning on the Date of Grant (the “Initial Exercise Date”) and ending on the seven-year anniversary of the Date of Grant.
     2. Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 1 hereof, the purchase right represented by this warrant may be exercised by the Holder hereof, in whole or in part and from time to time, at the election of the Holder hereof, as applicable, after the Initial Exercise Date. At the time the Holder elects to exercise this warrant, the Holder shall (i) surrender this warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; or (ii) exercise the “net issuance” right provided for in Section 9 hereof. In the event of any exercise of the rights represented by this warrant pursuant to this Section 2, certificates for the shares of stock so purchased shall be delivered to the Holder hereof as soon as practicable and in any event within three (3) business days after such exercise and, unless this warrant has been fully exercised or expired, a new warrant representing the portion of the Shares, if any, with respect to which this warrant shall not then have been exercised shall also be issued to the Holder hereof as soon as practicable and in any event within such thirty-day period; provided, however, if requested by the Holder of this warrant, the Company shall use reasonable efforts to cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this warrant to a broker or other person (as directed by the Holder exercising this warrant) within the time period required to settle any trade made by the Holder after exercise of this warrant.
The person or persons in whose name(s) any certificate(s) representing shares of Common Stock shall be issuable upon exercise of this warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this warrant is exercised.
     3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this warrant. If at any time during the term of this warrant the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
     4. Adjustment of Warrant Price and Number of Shares. The number of shares of Common Stock purchasable upon the exercise of this warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
          (a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this warrant), the Company, or such successor or purchasing corporation, as the case may be, shall (i) in the case of a merger described above, execute and deliver to the Holder a new warrant (in form and substance reasonably satisfactory to the Holder), so that the Holder shall have the right to receive, upon exercise of this warrant, at a total purchase price equal to that payable upon the exercise of the unexercised portion of this warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such merger or sale by a Holder of the number of shares of Common Stock then purchasable under this warrant and (ii) in the case of a reclassification or change in the securities issuable upon exercise of this warrant described above, the Holder shall have the right to receive, upon exercise of this warrant, at a total purchase price equal to that payable upon the exercise of the unexercised portion of this warrant, and (A) in lieu of the shares of Common Stock theretofore issuable upon exercise of this warrant, the number of shares of Common Stock then purchasable under this warrant upon such reclassification or other change in the securities issuable upon exercise of this warrant or (B) in lieu of cash theretofore issuable upon exercise of this warrant, the amount of cash then issuable under this warrant upon such reclassification or other change in the securities issuable upon exercise of this warrant. Any new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes, mergers and sales.
          (b) Subdivision or Combination of Shares. If the Company at any time while this warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.
          (c) Stock Dividends and Other Distributions. If the Company at any time while this warrant is outstanding and unexpired shall (i) pay a dividend with respect to Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the Holder of this warrant shall receive upon exercise of this warrant a proportionate share of any such dividend or distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.
          (d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of shares of Common Stock purchasable hereunder shall be adjusted, rounded up to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.
     5. Notice of Adjustments. Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its acting chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed to the Holder of this warrant.
     6. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the product resulting from multiplying the then fair market value of the Common Stock (as determined pursuant to Section 9(c) below) on the date of exercise by such fraction.
     7. Compliance with Act; Disposition of Warrant or Shares of Common Stock.
          (a) Compliance with Act. The Holder of this warrant, by acceptance hereof, agrees that this warrant, and the shares of Common Stock to be issued upon exercise hereof are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this warrant, or any shares of Common Stock except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. Upon exercise of this warrant, unless the Shares being acquired are registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available, the Holder hereof shall confirm in writing that the shares of Common Stock so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Securities Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This warrant and all shares of Common Stock issued upon exercise of this warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.
Said legend shall be removed by the Company, upon the request of a Holder, at such time as the restrictions on the transfer of the applicable security have terminated.
          (b) Disposition of Warrant or Shares. This warrant and any shares of Common Stock acquired pursuant to the exercise or conversion of this warrant may be transferred only pursuant to a registration statement filed under the Securities Act or an exemption from such registration. Subject to such restrictions, the Company shall transfer this warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act to establish that such transfer is being made in accordance with the terms hereof, and a new warrant shall be issued to the transferee and the surrendered warrant shall be canceled by the Company. Each certificate representing this warrant or the shares of Common Stock thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.
          (c) Applicability of Restrictions. Neither any restrictions of any legend described in this warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this warrant (or the Common Stock obtainable upon exercise hereof) or any part hereof (i) to a partner of the Holder if the Holder is a partnership or to a member of the Holder if the Holder is a limited liability company, (ii) to a partnership of which the Holder is a partner or to a limited liability company of which the Holder is a member, or (iii) to any affiliate of the Holder if the Holder is a corporation; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this warrant as if an original Holder hereof.
     8. Rights as Shareholders; Information. No Holder of this warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.
     9. Right to Convert Warrant into Stock: Net Issuance.
          (a) Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this warrant, the Holder shall have the right to convert this warrant or any portion thereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 9 at any time or from time to time during the term of this warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock as is determined according to the following formula:
     X = (B — A) divided by Y
     Where: X = the number of shares of Common Stock that shall be issued to Holder
       Y = the fair market value of one share of Common Stock

A = the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)
B = the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)
If shares of Common Stock are issuable pursuant to this Section 9, no fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined).
          (b) Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A-1) specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this warrant which are being surrendered (referred to in Section 9(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”). Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.
          (c) Determination of Fair Market Value. For purposes of this Section 9, “fair market value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean: (i) if traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”); (ii) if traded on a market that is not a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date as reported by Bloomberg; and (iii) if there is no public market for the Common Stock, then fair market value shall be determined by the Board of Directors of the Company in good faith.
          (d) Automatic Exercise: If this Warrant would terminate or expire but for the application of this Section 9(d), then if the fair market value of one share of Common Stock exceeds the Warrant Price this Warrant shall be deemed automatically converted pursuant to this Section 9 immediately prior to such termination or expiration.
     10. Representations and Warranties. The Company represents and warrants to the Holder of this warrant as follows:

          (a) This warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.
          (b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.
          (c) The execution and delivery of this warrant are not, and the issuance of the Shares upon exercise of this warrant in accordance with the terms hereof will not be, inconsistent with the Company’s articles of incorporation or bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.
     11. Registration Rights.
          (a) If requested by the Holder (the “Demand Registration Right”), the Company shall prepare and, as soon as practicable but in no event later than 30 calendar days after receiving such a request from the Holder (the “Filing Deadline”), file with the Commission a Registration Statement on Form S-3 (the “Registration Statement”) covering the resale of all of the shares of Common Stock issuable upon exercise of any Warrants issued to the Holder under the Note on or before the date of such demand (the “Registrable Securities”). The Holder shall have only one Demand Registration Right, and such Demand Registration Right shall apply to all Registrable Securities issuable to Holder on or before the date of the demand upon the exercise of the Warrants issued by the Company to the Holder in connection with the transactions contemplated by the Note.
          (b) The Registration Statement prepared pursuant hereto shall register the Registrable Securities for resale, including the number of shares of Common Stock issuable upon exercise of the Warrants by the Holder from time to time in accordance with the methods of distribution elected by such Holder. The Company shall use its best efforts to have the Registration Statement declared effective by the Commission as soon as practicable, but not later than 90 calendar days after the Filing Deadline (the “Effectiveness Deadline”); provided, however, that if the Commission reviews the Registration Statement and requires the Company to make modifications thereto, then the Effectiveness Deadline shall be extended to 120 calendar days after the Filing Deadline. In the event that, before the Registration Statement is declared effective, the offices of the Securities and Exchange Commission are closed due to acts of God, war or terror (or similar circumstances), the Effectiveness Deadline will be extended by a number of days equal to the days of any such closure.

     12. Modification and Waiver. This warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.
     13. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefore on the signature page of this warrant.
     14. Binding Effect on Successors. This warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Common Stock issuable upon the exercise or conversion of this warrant shall survive the exercise, conversion and termination of this warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.
     15. Lost Warrants or Stock Certificates. The Company covenants to the Holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such warrant or stock certificate, the Company will make and deliver a new warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated warrant or stock certificate.
     16. Descriptive Headings. The descriptive headings of the various sections of this warrant are inserted for convenience only and do not constitute a part of this warrant. The language in this warrant shall be construed as to its fair meaning without regard to which party drafted this warrant.
     17. Governing Law. This warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Minnesota.
     18. Remedies. In case any one or more of the covenants and agreements contained in this warrant shall have been breached, the Holder hereof (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this warrant.
     19. No Impairment of Rights. The Company will not, by amendment of its articles of incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this warrant against impairment.

     20. Severability. The invalidity or unenforceability of any provision of this warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this warrant, which shall remain in full force and effect.
     21. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
     22. Entire Agreement; Modification. This warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.
(Signature page follows)

     The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

ATS MEDICAL, INC.
By:
Name:
Title:

Address:
3905 Annapolis Lane North
Suite 105
Minneapolis, MN 55447
EXHIBIT A-1
NOTICE OF EXERCISE
To: ATS MEDICAL, INC. (the “Company”)
     1. The undersigned hereby:
/___/ elects to purchase                     shares of common stock of the Company pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full, or
/___/ elects to exercise its net issuance rights pursuant to Section 9 of the attached warrant with respect to                                 shares of common stock.
     2. Please issue a certificate or certificates representing                                 shares in the name of the undersigned or in such other name or names as are specified below:

Name:

Address:

     3. The undersigned represents that any aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

Date : , 20___		(“Holder”)

By:

Its:

SECURITY AGREEMENT
     This Security Agreement (as amended, modified or otherwise supplemented from time to time, this “Security Agreement”), dated as of                     , 2010, is executed by the companies as signatories hereto (collectively, “Company”), in favor of Medtronic, Inc., a Minnesota corporation (“Secured Party”).
RECITALS
     A. Company has executed and delivered to Secured Party a Promissory Note of even date herewith (as amended, modified or otherwise supplemented from time to time, the “Note”).
     B. In order to induce Secured Party to extend the credit evidenced by the Note, Company has agreed to enter into this Security Agreement and to grant to Secured Party the security interest in the Collateral described below.
AGREEMENT
     NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company hereby agrees with Secured Party as follows:
     1. Definitions and Interpretation. When used in this Security Agreement, the following terms have the following respective meanings:
          “Asset(s)” means the Collateral (defined below) and the Intellectual Property (defined below).
          “Collateral” has the meaning given to that term in Section 2 hereof.
          “Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Company connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.
          “Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Notes and the other Loan Documents, including, all interest, fees, charges, expenses, reasonable attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

1

          “Permitted Liens” means:
     (a) Liens existing on the date hereof and shown on Schedule A or arising under this Security Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Company maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
     (c) purchase money Liens and capital leases (i) on Equipment acquired or held by Company incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
     (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness then due may not increase;
     (e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of Company’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Secured Party a security interest;
     (f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Company’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses;
     (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
     (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under the Note;
     (i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Company;
     (j) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
     (k) exclusive licenses of Intellectual Property granted to Persons who are not affiliates of Company in the ordinary course of Company’s business in connection with joint ventures or corporate collaborations provided that such exclusive licenses are specifically approved by Company’s board of directors;
     (l) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods by Company;
     (n) Liens on insurance proceeds securing the payment of financed insurance premiums;
     (o) purported Liens evidences by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into by Company;
     (p) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted under this Agreement; provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed of;
     (q) Liens encumbering cash collateral or other financial assets securing indebtedness consisting of hedging arrangements permitted hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;
     (r) Liens on securities that are the subject of repurchase agreements related to investments by Company; and
     (s) Liens arising from (i) judgments or attachments (or securing of appeal bonds with respect thereto) in an aggregate amount of less than $100,000 in circumstances not constituting an Event of Default under the Note.
          “UCC” means the Uniform Commercial Code as in effect in the State of Minnesota from time to time.
     All capitalized terms not otherwise defined herein shall have the respective meanings given in the Note. Unless otherwise defined herein, all terms defined in the UCC have the respective meanings given to those terms in the UCC.
     2. Grant of Security Interest. As security for the Obligations, upon the first Advance under the Note, Company hereby pledges to Secured Party and grants to Secured Party a security interest in all right, title and interests of Company in and to the property described in Attachment 1 hereto, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”).
     3. General Representations and Warranties. Company represents and warrants to Secured Party that (a) Company is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Company acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral, other than Permitted Liens; (b) upon the filing of UCC-1 financing statements in the appropriate filing offices, Secured Party has (or in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) a perfected security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing, except for Permitted Liens; (c) all Inventory has been (or, in the case of hereafter produced Inventory, will be) produced in compliance with applicable laws, including the Fair Labor Standards Act; (d) all accounts receivable and payment intangibles described in Company’s books and records are genuine and enforceable against the party obligated to pay the same; (e) the originals of all documents evidencing all accounts receivable and payment intangibles of Company and the only original books of account and records of Company relating thereto are, and will continue to be, kept at the chief executive office of Company set forth on Schedule A or at such other locations as Company may establish in accordance with Section 4(d), and (f) all information set forth in Schedule A hereto is true and correct in all material respects.
     4. Covenants Relating to the Assets. Company hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien, except for Permitted Liens; (b) not to use or permit any Asset to be used (i) in violation in any material respect of any applicable law, rule or regulation, or (ii) in violation of any policy of insurance covering the Assets; (c) to pay promptly when due all taxes and other governmental charges, all Liens and all other charges now or hereafter imposed upon or affecting any Asset (other than any of the foregoing the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of Company, and other than taxes, fees, charges or assessments with respect to which the failure to pay would not have a material adverse effect on Company); (d) without 30 days’ written notice to Secured Party, (i) not to change Company’s name or place of business (or, if Company has more than one place of business, its chief executive office), or the office in which Company’s records relating to accounts receivable and payment intangibles are kept, and (ii) not to change Company’s state of incorporation, (e) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof; (f) to keep separate, accurate and complete records of the Assets and to provide Secured Party with such records and such other reports and information relating to the Assets as Secured Party may reasonably request from time to time; (g) not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Asset or right or interest therein, and to keep the Assets free of all Liens except Permitted Liens; provided that Company may sell, lease, transfer, license or otherwise dispose of any of the Collateral as follows: (i) sales of Inventory in the ordinary course of business; (ii) dispositions of worn-out or obsolete Equipment; (iii) granting Permitted Liens; (iv) dispositions of property from one Company to another Company; (v) dispositions of cash equivalents for cash or other cash equivalents; (vi) abandonment of non-material intellectual property assets in the ordinary course of business; (vii) surrender, release or waiver of contract rights in the ordinary course of business; (viii) sales or other dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property; (ix) charitable donations in the ordinary course of business and consistent with past practices; or (x) other dispositions not otherwise permitted under the foregoing clauses (i)-(ix), in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year; and (h) to comply with all material requirements of law relating to the production, possession, operation, maintenance and control of the Collateral (including the Fair Labor Standards Act).
     5. Authorized Action by Secured Party. Until the termination of the security interest described in Section 7(b), Company hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Company or any third party for failure so to do) any act which Company is obligated by this Security Agreement to perform, and to exercise such rights and powers as Company might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; (e) pay any indebtedness of Company relating to the Collateral; (f) execute documents, instruments and agreements required hereunder; and (g) file UCC financing statements; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (f) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Company agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including attorneys’ fees, Secured Party may incur while acting as Company’s attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party ‘s possession; provided, however, that Secured Party shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.
     6. Default and Remedies.
          (a) Default. Company shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default (as defined in the Note).
          (b) Remedies. Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by law, including the right to: (a) require Company to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party; and (b) prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent Secured Party deems appropriate. Company hereby agrees that ten (10) days’ notice of any intended sale or disposition of any Collateral is reasonable.
          (c) Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Secured Party at the time of, or received by Secured Party after, the occurrence and during the continuance of an Event of Default) shall be paid to and applied as follows:
               (i) First, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Secured Party;
               (ii) Second, to the payment to Secured Party of the amount then owing or unpaid to Secured Party (to be applied first to accrued interest and second to outstanding principal);
               (iii) Third, to the payment of other amounts then payable to Secured Party under any of the Transaction Documents; and
               (iv) Fourth, to the payment of the surplus, if any, to Company, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.
     7. Miscellaneous.
          (a) Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Company or Secured Party under this Security Agreement shall be delivered in accordance with Notice provision of the Note.

          (b) Termination of Security Interest. Upon the payment or satisfaction in full of all Obligations (including pursuant to the offset provisions in the Note) and the cancellation or termination of any commitment to extend credit, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Company.
          (c) Nonwaiver. No failure or delay on Secured Party ‘s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.
          (d) Amendments and Waivers. This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Company and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.
          (e) Assignments. This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Company and their respective successors and assigns; provided, however, that Company may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.
          (f) Cumulative Rights, etc. The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, any Transaction Document or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s rights hereunder. Company waives any right to require Secured Party to proceed against any person or entity or to exhaust any Collateral or to pursue any remedy in Secured Party’s power.
          (g) Partial Invalidity. If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
          (h) Expenses. Company shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.
          (i) Entire Agreement. This Security Agreement taken together with the other Loan Documents constitute and contain the entire agreement of Company and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
          (j) Other Interpretive Provisions. References in this Security Agreement and each of the other Loan Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Security Agreement or any other Loan Document refer to this Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Security Agreement or any other Loan Document shall not be construed to be limiting or exclusive.
          (k) Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to conflicts of law rules (except to the extent governed by the UCC).
          (l) Counterparts. This Security Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, each of the below-named entities has caused this Security Agreement to be executed as of the day and year first above written.

ATS Medical, Inc., a Minnesota corporation
By:
Its:

3F Therapeutics, Inc., a Delaware corporation
By:
Its:

ATS Acquisition Corp., a Minnesota corporation
By:
Its:

MEDTRONIC, INC. a Minnesota corporation, as Secured Party
By:
Name:
Title:

[Signature page to Security Agreement]

ATTACHMENT 1
TO SECURITY AGREEMENT
Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Security Agreement to which this Attachment 1 is attached.
The Collateral consists of all of Company’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     All Company’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include (a) Intellectual Property, (b) any lease, license, contract, instrument or agreement to which any Company is a party, if and so long as the pledge of, or grant of a security interest therein or in property subject thereto would result in (i) a breach of applicable law or (ii) a breach, termination or default under the terms of such lease, license, contract, instrument or agreement or any agreement to which such property is subject (in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, however, that to the extent severable, the Collateral shall include and the security interest shall attach immediately to any portion of such lease, license, contract, instrument or agreement that does not result in any consequences specified in subclauses (i) and (ii) above; (c) any Equipment owned by any Company that is subject to a purchase money Lien or a capital lease, in each case, if the agreement pursuant to which such Lien is granted (or in the documents providing for such Lien or capital lease) prohibits the grant of a security interest under this Security Agreement or requires the consent of any person other than such Company which has not been obtained, provided, however, that the Collateral shall include and such security interest shall attach immediately at such time as the condition shall be removed or to the extent such prohibitions shall be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or (d) more than 65% of the outstanding equity interests in a subsidiary of a Company which is organized outside of the United States.

SCHEDULE A
TO SECURITY AGREEMENT
COMPANY PROFILE
     1. Information on Company. Company’s legal name, date and state of incorporation, organizational identification number and tax identification number and are as follows:

Organizational
	Date of	State of	Identification	Tax Identification
Name	Incorporation	Incorporation	Number	Number
ATS Medical, Inc.	June 26, 1987	Minnesota	5P-793	41-1595629
3F Therapeutics, Inc.	June 2, 1998	Delaware	2902908	33-0819893
ATS Acquisition Corp.	June 15, 2007	Minnesota	2399569-2	77-0691131
     2. Existing Permitted Liens.

PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT (the “Agreement”), dated as of                     , 2010, is made and given by ATS Acquisition, Inc., a Minnesota corporation (the “Pledgor”), to Medtronic, Inc., a Minnesota corporation and its endorsees and assigns (the “Lender”).
RECITALS
     A. Pledgor and two of its affiliates, have executed and delivered to the Lender a Note dated as of the date hereof in the original principal amount of $30,000,000 (as the same may hereafter be amended, restated, or otherwise modified from time to time, the “Note”) pursuant to which the Lender has agreed to extend to the Borrower certain credit accommodations and executed a Security Agreement in favor of the Lender dated as of the date hereof (the “Security Agreement”).
     B. The Pledgor is the owner free and clear of any liens or security interests of the Stock (defined below).
     C. It is a condition precedent to the obligation of the Lender to extend credit accommodations pursuant to the terms of the Note that this Agreement be executed and delivered by the Pledgor.
AGREEMENTS
     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged by the Pledgor, it is agreed as follows:
     1. Grant of Security Interest. As security for the payment and performance of the debt, liability and obligations that arise under or are evidenced by the Note and any documents or agreements executed in connection with the Note and any and all amendments, modifications, replacements thereof, (hereinafter collectively referred to as the “Obligations”), upon the first Advance under the Note, the Pledgor does transfer, assign and grant to the Lender a security interest (the “Security Interest”) in all of Pledgor’s right, title and interest in and to the following (hereinafter collectively referred to as the “Collateral”), whether now owned or hereafter acquired or arising:
     (a) all of Pledgor’s now existing and/or hereafter arising interest (collectively, the “Stock”) in: ATS Medical France, SARL, a French corporation; ATS Medical GmbH, a German corporation; and ATS Medical Belgium SPRL, a Belgian corporation (collectively, the “Issuers”). All Stock now held by Pledgor is itemized on Schedule 1(a) attached hereto; and
     (b) any instruments representing the Stock and all income, distributions, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Stock; and

     (c) all proceeds of any and all of the foregoing (including, without limitation, proceeds that constitute property of types described above).
     2. Possession and Delivery of Pledged Collateral. The Pledgor shall deliver all instruments, if any, representing or evidencing the Collateral to the Lender to be held by the Lender pursuant hereto, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender. The Lender shall have the right at any time to exchange instruments representing or evidencing Collateral for instruments of smaller or larger denominations.
     3. Voting Rights; Dividends; Etc.
     (a) Subject to Section 3(d) below, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if such action could reasonably be expected to have a material adverse effect on the value of the Collateral or any material part thereof.
     (b) Subject to Section 3(e) below, the Pledgor shall be entitled to receive, retain, or use in any manner not prohibited by this Agreement any and all dividends and other distributions other than stock dividends paid in respect of the Collateral.
     (c) The Lender shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 3(a) hereof and to receive the dividends and other distributions that it is authorized to receive and retain pursuant to Section 3(b) hereof.
     (d) Upon the occurrence and during the continuance of any Event of Default (defined below), the Lender shall have the right in its sole discretion,
     (i) to terminate all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that the Pledgor would otherwise be entitled to exercise pursuant to Section 3(a) hereof, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights, and
     (ii) to cause any or all of the Collateral to be transferred of record into the name of the Lender or its nominee.
The Pledgor irrevocably appoints the Lender as proxy, with full power of substitution and revocation, upon the occurrence of any Event of Default and so long as such Event of

Default continues, to exercise the Lender’s rights to attend meetings, vote, consent to and/or take any action respecting the Collateral or any issuer thereof as fully as the Pledgor might do. This proxy remains effective so long as any of the Obligations are unpaid. In addition, the Pledgor shall execute and deliver all such other proxies and other instruments as may be necessary or appropriate to give effect to the rights specified in this Section 3(d). The Pledgor irrevocably agrees, upon the occurrence of an Event of Default and so long as such Event of Default continues, to the extent the Lender is incapable of exercising Pledgor’s rights to attend meetings, vote, consent to and/or take any action respecting the collateral or any issuer thereof as fully as the Pledgor might do, to exercise all such rights at the Lender’s direction in the Lender’s sole discretion.
     (e) Upon the occurrence and during the continuance of any Event of Default:
     (i) all rights of the Pledgor to receive the dividends and other distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 3(b) hereof shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to receive and hold such dividends and other distributions as Collateral hereunder in accordance with Section 6 hereof, and
     (ii) all dividends and other distributions that are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 3(e) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Lender as Collateral in the same form as so received (with any necessary endorsement).
     4. Pledgor’s Representations, Warranties and Covenants. Pledgor represents, warrants, covenants and agrees:
     (a) Authorization. Pledgor has full power, authority and authorization to execute, enter into, deliver and perform this Agreement. Except to the extent required under the laws of any foreign jurisdiction under which an issuer of Stock is organized or incorporated, the execution, delivery and performance of this Agreement will not: (i) require any consent or approval of any entity which has not been obtained; or (ii) violate any provision of any indenture, contract, agreement or instrument to which the Pledgor is a party or by which the Pledgor is bound.
     (b) With Respect to Collateral.
     (i) The Pledgor is the legal and beneficial owner of the Collateral free and clear of any lien, claim or encumbrance except for the security interest created by this Agreement. Without in any way limiting the generality of the foregoing, the Collateral is not subject to any “blanket” security interests granted by the Pledgor other than in favor of the Lender. The Pledgor has not granted, and will not grant or permit to exist, any lien or security interests in all or any portion of the Collateral other than the Permitted Liens as defined in the Security Agreement.
     (ii) The grant of the security interest in the Collateral by the Pledgor pursuant to this Agreement, together with the filing of a UCC financing statement covering any of the Collateral which may constitute general intangibles, creates a valid and perfected first priority lien on and security interest in the Collateral subject to requirements of laws of any foreign jurisdiction under which an issuer of Stock is organized or incorporated. Pledgor shall defend the Collateral against all claims and demands of all and any other persons at any time claiming any interest therein adverse to the Lender.
     (iii) The Pledgor agrees that the Pledgor will not (1) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (2) create or permit to exist any lien, claim or encumbrance upon or with respect to any such Collateral (other than the lien in favor of the Lender and Permitted Liens (as defined in the Security Agreement)).
     (iv) The Pledgor shall promptly pay when due all taxes and other charges levied or assessed upon or against any Collateral, and shall execute such writings and take such other actions with respect to the Collateral as the Lender may request.
     (v) The Pledgor shall deliver to the Lender upon receipt all notices, reports and other writings received by the Pledgor as owner or holder of any Collateral.
     (vi) No one except the Lender has control over any of the Stock, and the Pledgor has not entered into any agreement that gives anyone except the Lender control over any of the Stock. The Lender shall not permit anyone other than the Lender to have control over any of the Stock. The Pledgor shall not enter into any agreement that gives anyone except the Lender control over any of the Stock. In this Agreement, the term “control” has the meaning assigned to that term in the Uniform Commercial Code as adopted by Delaware (the “Code”).
     (vii)The Pledgor shall not permit its interest in any of the Issuers to be less than 100% of the total equity interests in such Issuer at any time.
     (d) Actions and Proceedings. There are no actions at law, suits in equity or any other proceedings before any governmental agency, commission, bureau, or other arbitration proceedings against or affecting the Pledgor that if adversely determined would adversely affect the Pledgor’s interest in the Collateral or would adversely affect the rights of the Pledgor to pledge and assign all or a part of the Collateral or the rights and security afforded the Lender hereunder.

     (e) Costs of Collection. The Pledgor shall reimburse the Lender, upon demand, for: (i) all of the Lender’s reasonable costs and expenses, including without limitation reasonable attorneys’ fees and legal expenses, with interest thereon, incurred by the Lender in connection with the enforcement by the Lender during the term hereof or thereafter of any of the rights or remedies of the Lender hereunder, including without limitation, reasonable costs and expenses of collection in the Event of Default, whether or not suit is filed with respect thereto and whether such costs are paid or incurred, or to be paid or incurred, prior to or after entry of judgment; (ii) all taxes, levies, and other expenses relating to preserving the Collateral; and (iii) all costs of the Lender incurred in disposing of the Collateral.
     5. Event of Default. It shall be an Event of Default under this Agreement upon the happening of any of the following:
     (a) an Event of Default (as defined therein) occurs under the Note or any other document executed in connection with the Note; or
     (b) the Pledgor shall fail to comply with or perform in any respect any of the terms, conditions or covenants of this Agreement or any other agreement of the Pledgor in favor of the Lender and such failure continues for 30 days after written notice from Lender; or
     (c) any representation or warranty made by the Pledgor herein or in any document, instrument or certificate given in connection with this Agreement shall be false when made in any material respect.
     6. Remedies. Upon an Event of Default and so long as such Event of Default continues, the Lender may declare all Obligations immediately due and payable, and may, at its option, without notice, do any one or more of the following:
     (a) Either in person or by agent, with or without bringing any action or proceeding, or by a receiver to be appointed by a court, enforce and exercise all of the rights of the Pledgor and all of the rights of the Lender hereunder.
     (b) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code in effect at that time (whether or not the Code then applies to the affected Collateral), and may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash and upon such other terms as the Lender may reasonably believe are commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (c) Exercise any of the remedies available to a secured party under the Code.
     (d) Proceed immediately to exercise each and all of the powers, rights, and privileges reserved or granted to the Lender under this Agreement.
     (e) Proceed to protect and enforce this Agreement by suits or proceedings or otherwise, and enforce any other legal or equitable remedy available to the Lender.
     Any cash held by the Lender as Collateral and all cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Lender, be held by the Lender as collateral for, or then or at any time thereafter, or if the Pledgor requests, be applied in whole or in part by the Lender for its benefit against, all or any part of the Obligations. To the extent that such cash or such proceeds are to be applied against all or any part of such obligations, they shall be applied as follows:
     First: to the payment of the reasonable costs and expenses of such sale or other disposition, including the reasonable out of pocket expenses of the Lender and the reasonable fees and expenses of counsel employed in connection therewith, and to the payment of all advances made by the Lender for the account of the Pledgor pursuant to this Agreement;
     Second: to the payment of all reasonable costs and expenses incurred by the Lender, in connection with the administration and enforcement of this Agreement, to the extent they shall not have been previously reimbursed;
     Third: to the payment of any and all other Obligations; and
     Fourth: any surplus after such application shall be paid to the Pledgor, or as otherwise required by law or as a court of competent jurisdiction may direct.
     7. Waiver of Certain Claims. The Pledgor acknowledges that because of present or future circumstances, a question may arise under the Securities Act of 1933, as from time to time amended (the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. The Pledgor understands that compliance with the Securities Laws may very strictly limit the course of conduct of the Lender if the Lender were to attempt to dispose of all or any portion of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of the Collateral or any portion thereof may dispose of the same. There may be other legal restrictions or limitations affecting the Lender in any attempt to dispose of all or any portion of the Collateral under the applicable Blue Sky or other securities laws or similar laws analogous in purpose or effect. The Lender may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Collateral for such purchasers’ own account for investment only and not to engage in a distribution or resale thereof. The Pledgor agrees that the Lender shall not incur any liability as a result of the sale of the Collateral or any portion thereof at any private sale of stock, if a private sale is effected by the Lender in a manner that the Lender reasonably believes is in all other respects commercially reasonable (within the meaning of the Code). The Pledgor hereby waives any claims against the Lender arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Lender shall accept the first offer received and does not offer any portion of the Collateral to more than one possible purchaser. The Pledgor further agrees that the Lender has no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer of such Collateral to qualify or register such Collateral for public sale under the Securities Laws, applicable Blue Sky laws and other applicable state and/or federal securities laws, even if such issuer would agree to do so, or to delay the sale of any Collateral for any other or no reason. Without limiting the generality of the foregoing, the provisions of this Section 7 would apply if, for example, the Lender were to place all or any portion of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any portion of the Collateral for its own account, or if the Lender placed all or any portion of the Collateral privately with a purchaser or purchasers.
     8. Authorization to File Financing Statements; Further Assurances. Pledgor hereby authorizes the filing of such financing statements as the Lender may deem necessary or useful to be filed in order to perfect the Security Interest. In addition, the Pledgor shall execute and deliver to the Lender, promptly and at the Pledgor’s expense, such other documents and assurances, and take such further action as the Lender may reasonably request, in order to effectively carry out the intent and purpose of this Agreement, and to establish and protect the rights, interests and remedies of the Lender hereunder. The Pledgor agrees that the Lender is authorized, at its option, to file a carbon, photographic or other reproduction of this Agreement as a financing statement and shall be sufficient as a financing statement under the Code and to file financing statements or amendments thereto without the signature of the Pledgor and, if a signature is required by law, then Pledgor appoints the Lender as the Pledgor’s attorney-in-fact to execute any such financing statements.
     9. Cumulative Remedies. All of the Lender’s rights and remedies herein are cumulative and in addition to any rights or remedies available at law or in equity including the Code, and may be exercised concurrently or separately.
     10. Indemnification. The Pledgor shall and does hereby agree to indemnify against and to hold the Lender harmless of and from any and all liability, loss or damage which it may or might incur under or by reason of this Agreement and of and from any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements of this Agreement, excepting the gross negligence or willful misconduct of the Lender. The Lender shall notify Pledgor of any event requiring indemnification within ten days following the Lender’s receipt of notice of commencement of any action or proceeding, or the Lender’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder. The Pledgor will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of its choice. If the Pledgor elects to assume the defense or settlement of any such action or proceeding, the Lender (and its counsel) may continue to participate at its own expense in such action or proceeding. If the Lender incurs any such liability, or if the Lender is required to defend against any such claims or demands or if a judgment is entered against the Lender, then the amount thereof, including costs, expenses, and reasonable attorneys’ fees, shall bear interest thereon at the highest rate then in effect under the Note, shall be secured hereby, and the Pledgor shall reimburse the Lender for the same immediately upon demand, and upon the failure of the Pledgor so to do, the Lender may declare all Obligations immediately due and payable.
     11. Attorney in Fact. The Pledgor hereby irrevocably appoints the Lender and its successors and assigns as the Pledgor’s agent and attorney-in-fact, which appointment is coupled with an interest, to exercise any rights or remedies with respect to the Collateral or to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Collateral or any part thereof to the extent expressly provided herein and to give full discharge for the same. This appointment shall become immediately effective upon the occurrence of any Event of Default and shall continue for the continuance thereof.
     12. Lender’s Duties. The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for monies and for other properties actually received by it hereunder, the Lender shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property of like kind.
     13. Continuing Rights. The rights and powers of the Lender or receiver hereunder shall continue and remain in full force and effect until all Obligations are indefeasibly paid in full.
     14. Books and Records. The Pledgor will permit the Lender and its representatives to examine the Pledgor’s books and records (including data processing records and systems) with respect to the Collateral and make copies thereof at any time and from time to time, and the Pledgor will furnish such information reports to the Lender and its representatives regarding the Collateral as the Lender and its representatives may from time to time request. The Lender shall have the authority, at any time, to require the Pledgor to place upon the Pledgor’s books and records relating to the Collateral and other rights to payment covered by the security interest created in this Agreement a notation stating that any such Collateral and other rights of payment are subject to a security interest in favor of the Lender.

     15. Assigns. This Agreement and each and every covenant, agreement and provision hereof shall be binding upon the Pledgor and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.
     16. Governing Law. This Agreement is executed pursuant to and shall be governed by the laws of the State of Minnesota, except to the extent that the validity or perfection of the security interest granted hereunder, or the remedies provided hereunder, in respect of the Collateral are mandatorily governed by the laws of a jurisdiction other than the State of Minnesota.
     17. Severability. It is the intent of this Agreement to confer to the Lender the rights and benefits hereunder to the full extent allowable by law including all rights available under the Code. The unenforceability or invalidity of any provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid. Any provisions found to be unenforceable shall be severable from this Agreement.
     18. Notices. Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notice expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Registered or Certified Mail, Return Receipt Requested, bearing adequate postage, or delivery by reputable private carrier such as Federal Express, Airborne, DHL or similar overnight delivery service, and addressed as hereinafter provided. Each such notice shall be effective upon being deposited as aforesaid. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. Each notice shall be addressed to the address of the recipient as set forth on the signature page to this Agreement. By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto shall have the right from time to time and at any time during the term of this Agreement to change its address and shall have the right to specify as its address any other address within the United States of America.
     19. Captions and Headings. The captions and headings of the various sections of this Agreement are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.
     20. Marshalling; Payments Set Aside. The Lender shall be under no obligation to marshall any assets in favor of the Pledgor or any other person or entity or against or in payment of any or all of the Obligations. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such Obligations is rescinded or must otherwise be returned by the Lender or any other person or entity upon the insolvency, bankruptcy or reorganization of the Pledgor or otherwise, all as though such payment had not been made.

     THE PLEDGOR has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:	ATS Acquisitions, Inc., a Minnesota corporation
By:
Name:
Title:

Address for Pledgor:

Address for Lender:
Medtronic, Inc.
710 Medtronic Parkway, LC 270
Minneapolis, Minnesota 55432
Attention: Vice President, Business Development

STATE OF )
) ss.
COUNTY OF )
     The foregoing instrument was acknowledged before me this ___day of                     , 2010, by                                          (who is known to me personally or who produced a driver’s license as identification), the                                          of ATS Acquisitions, Inc., on behalf of said corporation.

Notary Public
(Notary Seal)

SCHEDULE 1(a)
STOCK HELD BY PLEDGOR

Owned Stock
	Jurisdiction of	Certificate	Shares Evidenced by
Name of Issuer	Incorporation	Number(s)	Each Certificate
ATS Medical France, SARL	France
ATS Medical GmbH	Germany
ATS Medical Belgium SPRL	Belgium

EXHIBIT C
Form of Non Competition Agreement

NONCOMPETITION AGREEMENT
     THIS NONCOMPETITION AGREEMENT (“Agreement”) is entered into by and between Astrid M. Berthe (“Individual”) and Medtronic, Inc., a Minnesota corporation (“Parent”), as of April 28, 2010, and shall become effective as of the Effective Date (as defined below).
RECITALS
     WHEREAS, Parent, ATS Medical, Inc., a Minnesota corporation (the “Company”), and Pilgrim Merger Corporation, a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter, or have entered, into an Agreement and Plan of Merger on or about April 28, 2010 (the “Merger Agreement”), pursuant to which, on the Effective Date, Parent will acquire the capital stock and business (including goodwill, trade secrets, and other confidential or proprietary business information) of the Company by the merger of Merger Sub with and into the Company (the “Merger”);
     WHEREAS, Individual is an employee of the Company and also owns common stock, options, restricted stock units and/or warrants to purchase common stock, of the Company, which in the Merger will be converted into the right to receive the Merger Consideration as provided in the Merger Agreement;
     WHEREAS, Parent and the Company have agreed that Parent’s obligation to execute the Merger Agreement and consummate the transactions contemplated thereby is subject to the condition, among others, that Individual shall have entered into this Agreement;
     WHEREAS, Individual desires to induce Parent to enter into the Merger Agreement and consummate the transactions contemplated thereby and acknowledges that this Agreement is ancillary to the Merger Agreement, and it is a condition to Parent’s execution or consummation of the Merger Agreement that Individual enter into this Agreement;
     WHEREAS, Individual and Parent mutually desire that the entire goodwill of the Company be transferred to Parent as part of the Merger and acknowledge that Parent’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Company to Parent; and
     NOW, THEREFORE, in consideration of the foregoing and to induce Parent to enter into the Merger Agreement and to consummate the Merger, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:
AGREEMENT
     1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
     (a) Parent Entities. For purposes of this Agreement, “Parent Entities” means Medtronic, Inc. and all of its subsidiaries and affiliated corporations and the operating

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     divisions of any of them (including, but not limited to, the Company from and after the Merger).
     (b) Effective Date. This Agreement shall be effective as of the Effective Time (the “Effective Date”).
     (c) All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.
     2. Noncompetition and Nonsolicitation Covenants. Individual acknowledges that (i) the Company has developed goodwill that is being purchased pursuant to the Merger Agreement, (ii) Individual has participated in developing Company goodwill in connection with the development and marketing of products and services to customers of the Company, and (iii) Individual has had access to Confidential Information of the Company (defined below). Accordingly, from the Effective Date until the earlier of (i) the two-year anniversary of the Effective Date, or (ii) one year after Individual ceases to be employed by any of the Parent Entities, Individual will not:
     (a) engage, anywhere in the Restricted Territory (as defined below), in any business (including, without limitation, research and development, sales, clinical studies, product development, marketing), operations, activities and/or services that are related to (i) mechanical or tissue heart valves, conduits or delivery systems; or (ii) annuloplasty heart rings, bands, or other heart valve repair products (a “Competing Business”);
     (b) directly or indirectly own any interest in, control, be employed by, or render advisory, consulting or other services (including but not limited to services to be performed or related to research) to any person or entity, or subsidiary, subdivision, division, or joint venture of such entity (except Parent or one of the Parent Entities) that engages or participates in a Competing Business in the Restricted Territory (as defined below), provided, however, that the foregoing shall not prohibit Individual from holding a passive equity ownership interest of less than 5% in any entity, and provided further that Individual shall be deemed not to be in breach of the foregoing covenant if Individual is employed by, is engaged on any basis with, or serves in any capacity for, any person or entity engaged in a Competing Business if (i) Individual is not involved in the business activities of such person or entity which would otherwise constitute a Competing Business, and (ii) Individual is not directly responsible for the day to day operations and results of any subsidiary, subdivision, division or joint venture of such person or entity which is engaged in a Competing Business;
     (c) directly or indirectly, solicit or attempt to solicit (on Individual’s own behalf or on behalf of any other Person) any employee of the Company, or any subsidiary of Company, or their respective successors or assigns, to leave his or her employment with the Company, or any subsidiary of the Company or any of their respective successors or assigns, including, without limitation, any Parent Entity that is a successor to the business of the Company; provided, however, that that the foregoing shall not prohibit the soliciting of any employee (i) who has not been employed by the Company or any Parent Entity during the preceding six months, (ii) whose employment was

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terminated by the Company or any Parent Entity other than for cause, or (iii) solicited only through, or who responds to, a general state or nationwide solicitation of employment not specifically directed towards employees of the Company or any Parent Entity; or
     (d) directly or indirectly solicit, attempt to solicit, or interfere, or attempt to interfere, with the Company’s relationship (or any Parent Entity that is a successor to the business of the Company) with the Company’s existing customers or potential customers as of the Closing, on behalf of Individual or any other person or entity engaged in a Competing Business, provided however that the foregoing shall not prohibit Individual from directly or indirectly soliciting, or attempting to solicit, any of the Company’s or any Parent Entity’s customers or potential customers for any purpose which is not a Competing Business.
     3. Geographic Scope. Individual acknowledges that the each of the Company and the Parent Entities operates throughout the world and that the market for the Company’s products is worldwide. Individual therefore agrees that the covenants contained in Section 2 shall apply throughout, all states of the United States and within all counties, provinces, districts, and/or other comparable legal boundaries elsewhere throughout the world (the “Restated Territory”).
     4. COBRA. Subject to Individual’s compliance with this Agreement, Parent agrees to cause the Company to pay Individual a monthly amount, in cash, equal to $1,800, to cover the cost of continuation of health insurance coverage insurance for Individual and Individual’s spouse and/or other eligible dependents from the date Individual ceases to be employed by any of the Parent Entities until one year after the date Individual ceases to be employed by the any of the Parent Entities.
     5. Confidential Information.
     (a) Generally. Individual recognizes by reason of Individual’s position and ownership stake in the Company, Individual has acquired Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause any of the Parent Entities substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Individual agrees that Individual will not (directly or indirectly) at any time:
          (i) knowingly use any Confidential Information that Individual may learn or has learned by reason of Individual’s ownership of or employment with the Company, other than in good faith and only if necessary for the exclusive purposes of carrying out Individual’s duties to the Parent Entities (if any).
          (ii) disclose any such Confidential Information to any person, except (A) with the prior consent of Parent, or (B) after using reasonable efforts to obtain confidential treatment of such Confidential Information, for the exclusive purpose of defending any claim with respect to Individual’s obligations under this Agreement.
     (b) Definition. As used herein, “ Confidential Information” means any and all information of whatever type (including, without limitation, data, results, technology and all other information) of or relating to the Company, including, without limitation,

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information relating to (i) the development, research, testing, quality assurance, manufacturing, production, regulatory and marketing activities of the Company, (ii) the products and services of the Company, (iii) financial information and data regarding the Company, (iv) pre-clinical, patient and clinical trials conducted or paid for by or on behalf of the Company, (v) the costs, sources of supply and strategic plans of the Company, (vi) the identity and special needs of the customers of the Company, (vii) patents, trade secrets and other intellectual property of the Company, and (viii) people and organizations with whom the Company has business relationships and the substance of those relationships. Confidential Information also includes comparable information relating to third parties to the extent that the Company has a legal duty to keep such information confidential. Notwithstanding the foregoing, Confidential Information shall not include any information that Individual demonstrates (A) is or becomes generally known or available publicly, other than as a result of disclosure by Individual which is not permitted as described in Section 5(a) hereof, or (B) the Company (or the third party other than Parent, as the case may be) intentionally makes public.
     (c) Confirmation. Individual confirms that all Confidential Information is the exclusive property of the Parent Entities following the Closing. All business records, papers, documents and electronic materials kept or made by Individual relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Parent Entities following the Closing. Upon the request of the Parent Entities at any time after the Closing, Individual shall promptly deliver to the Parent Entities, and shall retain no copies of, any written or electronic materials, records and documents made by Individual or coming into his possession concerning the business or affairs of the Company and which comprise Confidential Information.
     (d) Confidentiality of Terms. Individual shall keep the terms of this Agreement strictly confidential, other than as may be required by law.
     6. Injunctive Relief. In addition to any other relief or remedies afforded by law or in equity, if Individual breaches this Agreement, Individual agrees that Parent shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, and that the prevailing party in any such action shall be entitled to seek reasonable attorneys’ fees to the extent permitted by law. Individual recognizes that products and inventions generated by Individual while an employee of the Company or the Parent Entities or in connection with consulting services rendered by Individual to the Company or the Parent Entities are the property of the Company or the Parent Entities, respectively, the value of which would be adversely affected by Individual’s violation of this Agreement, and Individual hereby admits that irreparable damage will result to the Company and Parent if Individual violates or threatens to violate the terms of this Agreement. This Section 6 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Individual for breach of this Agreement.
     7. Severability. If it is determined by a court of competent jurisdiction that any term or provision of this Agreement is invalid or unenforceable, then (i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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     8. Authority. Individual represents and warrants to Parent as follows: (a) Individual has full capacity and authority to enter into this Agreement and to perform Individual’s obligations hereunder; (b) this Agreement has been duly executed and delivered by Individual and constitutes a legal, valid, and binding agreement of Individual, enforceable against Individual in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (c) Individual has a substantial interest in the Company as a significant Individual of the Company.
     9. Complete Agreement; Effectiveness. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties, whether written or oral, relating hereto. Notwithstanding any contrary provisions of this Agreement, the effectiveness of this Agreement is conditioned upon and subject to the occurrence of the Merger; and this Agreement shall be null and void if the Merger Agreement is terminated in accordance with Article VII thereof or is otherwise not consummated as substantially contemplated by the Merger Agreement.
     10. Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto. This Agreement shall not be superseded by any future agreement entered into between Individual and Parent unless such future agreement specifically refers to this Agreement by date and states specifically by section reference the portions of this Agreement that such future agreement is intended to supersede.
     11. Titles and Headings; Construction. The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Individual and Parent acknowledge that Individual and Parent have jointly participated in the negotiation and drafting of this Agreement, and the parties agree that this Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
     12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned without the express written consent of all parties. Notwithstanding the foregoing, Parent may assign this Agreement to a Sub of Parent or to such business organization that shall succeed to the business of Parent or of such Sub to which this Agreement relates.
     13. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws. The parties hereby agree and consent to be subject to the jurisdiction of any state or federal court in Hennepin County, Minnesota, with respect to all actions and proceedings arising out of or relating to this Agreement (although each party reserves the right to bring such action or

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proceedings in any other jurisdiction to which the other party is subject, to the extent permitted by law).
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[REMAINER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, each of the parties has caused this Noncompetition Agreement to be executed in the manner appropriate to each, as of the date first above written.

INDIVIDUAL

Astrid M. Berthe

MEDTRONIC, INC.
By:

Its:

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